Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of June 18, 2020

among

CHENIERE ENERGY, INC.,

as Borrower,

VARIOUS LENDERS,

SOCIÉTÉ GÉNÉRALE,

ING CAPITAL LLC,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

NATIXIS, NEW YORK BRANCH,

ROYAL BANK OF CANADA,

SANTANDER BANK, N.A., and

SUMITOMO MITSUI BANKING CORPORATION,

as Joint Lead Arrangers,

and

SOCIÉTÉ GÉNÉRALE,

as Administrative Agent

$2,620,000,000 of Closing Date Commitments

i

SECTION 4.	REPRESENTATIONS AND WARRANTIES	75
4.1	Organization; Requisite Power and Authority; Qualification.	75
4.2	Equity Interests and Ownership.	75
4.3	Due Authorization.	75
4.4	No Conflict.	76
4.5	Government Approvals.	76
4.6	Binding Obligation.	76
4.7	Financial Statements.	76
4.8	No Material Adverse Effect.	76
4.9	Adverse Proceedings.	77
4.10	Payment of Taxes.	77
4.11	Properties.	77
4.12	Intellectual Property	77
4.13	Environmental Matters.	77
4.14	No Defaults.	78
4.15	Investment Company Act of 1940.	78
4.16	Federal Reserve Regulations; Exchange Act	78
4.17	Employee Matters.	78
4.18	Employee Benefit Plans	78
4.19	Certain Fees.	79
4.20	Solvency.	79
4.21	Compliance with Statutes, Etc.	79
4.22	Disclosure	79
4.23	Sanctions; Anti-Corruption Laws; PATRIOT Act.	80
4.24	Security Documents.	81
4.25	Insurance.	81
4.26	Nature of Business.	81
4.27	Ranking	81
4.28	Indebtedness; Investments	81
4.29	Affected Financial Institutions	81

SECTION 5.	AFFIRMATIVE COVENANTS	81
5.1	Financial Statements and Other Reports.	82
5.2	Existence.	84
5.3	Payment of Taxes and Claims.	84
5.4	Maintenance of Properties.	85
5.5	Insurance	85
5.6	Books and Records; Inspections.	85
5.7	Compliance with Laws.	85
5.8	Environmental.	86
5.9	Subsidiaries.	87
5.10	Further Assurances.	87
5.11	Use of Proceeds.	87
5.12	TL Proceeds Account.	88

SECTION 6.	NEGATIVE COVENANTS	88
6.1	Indebtedness.	88
6.2	Liens.	90
6.3	No Further Negative Pledge.	92
6.4	Investments.	93
6.5	Financial Covenant.	93
6.6	Fundamental Changes	94
6.7	Transactions with Affiliates.	94
6.8	Conduct of Business	95
6.9	Speculative Transactions.	95
6.10	Restricted Payments	95
6.11	CCH HoldCo II Indebtedness	96
6.12	Margin Regulations.	96

SECTION 7.	EVENTS OF DEFAULT	96
7.1	Events of Default.	96

SECTION 8.	AGENTS	99
8.1	Appointment of Agent.	99
8.2	Powers and Duties.	99
8.3	General Immunity.	100
8.4	Agents Entitled to Act as Lender.	101
8.5	Lenders’ Representations, Warranties and Acknowledgment.	102
8.6	Right to Indemnity.	102
8.7	Successor Administrative Agent.	103
8.8	Security Documents.	104
8.9	Withholding Taxes.	105
8.10	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.	106
8.11	Certain ERISA Matters.	107

SECTION 9.	MISCELLANEOUS.	108
9.1	Notices.	108
9.2	Expenses.	110
9.3	Indemnity.	110
9.4	Set Off.	112
9.5	Amendments and Waivers.	113
9.6	Successors and Assigns; Participations.	115
9.7	Independence of Covenants.	121
9.8	Survival of Representations, Warranties and Agreements.	121
9.9	No Waiver; Remedies Cumulative.	121
9.10	Marshalling; Payments Set Aside.	122
9.11	Severability.	122
9.12	Obligations Several; Independent Nature of Lenders’ Rights.	122
9.13	Headings.	123
9.14	APPLICABLE LAW	123
9.15	CONSENT TO JURISDICTION	123
9.16	WAIVER OF JURY TRIAL.	124
9.17	Confidentiality.	124

9.18	Usury Savings Clause.	126
9.19	Effectiveness; Counterparts.	126
9.20	Entire Agreement.	126
9.21	PATRIOT Act.	126
9.22	Electronic Execution of Assignments.	127
9.23	No Fiduciary Duty.	127
9.24	Authorization of Filing of Financing Statements.	129
9.25	Electronic Execution of Documents	129

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	I	Excluded Subsidiaries
	II	Knowledge Parties
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.11	Real Estate Assets
	6.1	Existing Indebtedness
	6.2	Existing Liens
	6.3	Certain Negative Pledges

EXHIBITS:	A-1	Borrowing Notice
	A-2	Conversion/Continuation Notice
	B	Note
	C	Compliance Certificate
	D	Restricted Payment Certificate
	E	Assignment Agreement
	F	Closing Date Certificate
	G	Intercompany Note
	H	Revolving Credit Agreement Amendment
	I	Incumbency Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of June 18, 2020, is entered into by and among CHENIERE ENERGY, INC., a corporation formed under the laws of the State of Delaware (“Borrower”), the Lenders party hereto from time to time, SOCIÉTÉ GÉNÉRALE, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), and the Joint Lead Arrangers (as defined herein).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 (Definitions) hereof;

WHEREAS, Lenders have agreed to extend Loans to Borrower in an aggregate principal amount of up to $2,620,000,000;

WHEREAS, the proceeds of the Loans will be used (a) indirectly, to repay outstanding obligations under the EIG NPA, (b) to repay and/or repurchase all or a part of the outstanding obligations under the 2021 Notes Indenture, and (c) to pay transaction fees, commissions and expenses related to the Financing Documents and the borrowing of the Loans; and

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of the Secured Parties, Liens upon the Collateral pursuant to the Security Documents;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS AND INTERPRETATION

1.1    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“2021 Notes Indenture” means that certain Unsecured PIK Convertible Notes Indenture, dated as of November 28, 2014 and maturing on May 28, 2021, entered into by RRJ Capital II Ltd, Baytree Investments Pte Ltd and Seatown Lionfish Pte. Ltd.

“Additional Commitment Lender” means (a) a Lender or (b) any other financial institution (subject to the prior written consent of Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed) that agrees to provide a Commitment or (in the case of a Lender) agrees to increase the amount of its Commitment pursuant to Section 2.21 (Increased Commitments).

“Adjusted LIBO Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBO Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the Interpolated Rate; or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (d) in the event the rates referenced in the preceding clauses (a), (b) and (c) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in immediately available funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted LIBO Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that, notwithstanding the foregoing, the Adjusted LIBO Rate shall at no time be less than zero.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, claim (including any Environmental Claims), proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the Knowledge of Borrower, threatened in writing against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” as defined in Section 2.15(b) (Illegality or Impracticability of LIBO Rate Loans).

“Affected Loans” as defined in Section 2.15(b) (Illegality or Impracticability of LIBO Rate Loans).

“Affiliate” means, with respect to any Person, another Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust. Notwithstanding the foregoing, (a) the definition of “Affiliate” shall not encompass any individual solely by reason of his or her being a director, officer, manager or employee of any Person and (b) no Agent or Lender shall be deemed to be an Affiliate of Borrower or any Subsidiary thereof solely as a result of its capacity as such.

“Agent(s)” means each of (a) Administrative Agent, (b) Collateral Agent, (c) Joint Lead Arrangers and (d) any other Person appointed under the Financing Documents to serve in an agent or similar capacity.

“Agent Affiliates” as defined in Section 9.1(b) (Electric Communications).

“Aggregate Amounts Due” as defined in Section 2.14 (Ratable Sharing).

“Agreement” means this Credit Agreement, dated as of the Closing Date.

“Anti-Corruption Laws” as defined in Section 4.23 (Sanctions; Anti-Corruption Laws; PATRIOT Act).

“Anti-Terrorism and Money Laundering Laws” means any of the following (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations), (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the U.S. Money Laundering Control Act of 1986, (g) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., (h) Laundering of Monetary Instruments, 18 U.S.C. section 1956, (i) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957, (j) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations), (k) any other similar federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war, and (l) any regulations promulgated under any of the foregoing.

“Applicable Margin” means, for any date, the applicable rate per annum set forth below based upon the ratings assigned by the Ratings Agencies on such date to the Loans:

	Ratings (S&P/Moody’s/ Fitch)	Applicable Margin (LIBO Rate Loans)	Applicable Margin (Base Rate Loans)
From the Closing Date until (and including) the first anniversary of the Closing Date)
Category 1	≥ BBB- / Baa3 / BBB-	2.00%	1.00%
Category 2	BB+ / Bal / BB+	2.25%	1.25%
Category 3	BB / Ba2 / BB	2.50%	1.50%
Category 4	≤ BB- / Ba3 / BB-	2.75%	1.75%

From (but excluding) the first anniversary of the Closing Date until (and including) the second anniversary of the Closing Date)
Category 1	≥ BBB- / Baa3 / BBB-	2.50%	1.50%
Category 2	BB+ / Bal / BB+	2.75%	1.75%
Category 3	BB / Ba2 / BB	3.00%	2.00%
Category 4	≤ BB- / Ba3 / BB-	3.25%	2.25%

From (but excluding) the second anniversary of the Closing Date until the Final Maturity Date
Category 1	≥ BBB- / Baa3 / BBB-	3.00%	2.00%
Category 2	BB+ / Bal / BB+	3.25%	2.25%
Category 3	BB / Ba2 / BB	3.50%	2.50%
Category 4	≤ BB- / Ba3 / BB-	3.75%	2.75%

For purposes of the foregoing: (a) if only one Ratings Agency has assigned a rating to the Loans, the applicable Category shall be the Category that corresponds to that rating; (b) if more than one Ratings Agency has assigned a rating to the Loans, the applicable Category shall be the Category that corresponds to the highest assigned rating, unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be the one level below the higher of such levels; (c) if no Ratings Agency has assigned a rating to the Loans, the applicable Category shall be the Category that corresponds to the corporate family rating of Borrower and its Subsidiaries assigned by one or more Ratings Agencies, if available; (d) if no Ratings Agency has assigned a rating to the Loans or assigned a corporate family rating to Borrower and its Subsidiaries, the applicable Category shall be Category 4; (e) if none of S&P, Moody’s or Fitch have assigned a rating, but another Ratings Agency has assigned a rating, the applicable Category shall be determined with reference to the equivalent rating provided by such other Ratings Agency; and (f) if the ratings assigned by any Ratings Agency to the Loans (or, if applicable at such time, the corporate family rating) shall be changed (other than as a result of a change in the rating system of such Ratings Agency), such change shall be effective as of the date on which it is first announced by the applicable Ratings Agency, irrespective of when notice of such change shall have been furnished by Borrower to Administrative Agent and the Lenders. Each change in the applicable Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Ratings Agency shall change, Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the applicable Category shall be determined by reference to the rating of such Ratings Agency most recently in effect prior to such change.

“Applicable Reserve Requirement” means, at any time, for any LIBO Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBO Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include LIBO Rate Loans. A LIBO Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBO Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that Borrower provides to Administrative Agent pursuant to any Financing Document or the transactions contemplated therein which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 9.1(b) (Electronic Communications).

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of the businesses, assets or properties of any kind of Borrower (but not any of its Subsidiaries), whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, other than (a) sales or other dispositions of assets that are obsolete, worn-out, superfluous or no longer used or useful in the ordinary course of Borrower’s business and that could not reasonably be expected to result in a Material Adverse Effect, (b) sales or other dispositions of LNG, Gas or other commercial products or inventory or equipment in the ordinary course of Borrower’s business and the leasing or sub-leasing of real property in the ordinary course of Borrower’s business, (c) issuances of Equity Interests by Borrower, (d) Restricted Payments made in accordance with this Agreement, (e) dispositions of Cash or Cash Equivalents, (f) dispositions in compliance with any applicable Government Rule or Government Approval, (g) a grant of any Permitted Lien in accordance with Section 6.2 (Liens), (h) sales, discounting or forgiveness of accounts receivable in the ordinary course of Borrower’s business or in connection with the collection or compromise thereof, (i) entry into or termination of any Interest Rate Agreement (or any guarantee thereof), any Currency Agreement (or any guarantee thereof) or any guarantee of any Commodity Hedge Agreement to the extent, in each case, permitted by Section 6.9 (Speculative Transactions), (j) any disposition of any Ingleside Marine Terminal Properties, (k) any disposition of Equity Interests in CQH for aggregate consideration, when taken together with any dispositions by CQH, CMI and CCH HoldCo II (or any of their respective Subsidiaries) and any disposition of any CQP IDRs or Equity Interests in CQP GP pursuant to clause (i) of the definition of “Subsidiary Asset Sale,” of less than $10,000,000 during any Fiscal Year, or (l) any disposition of other assets for aggregate consideration of less than $75,000,000 during any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 9.6(b) (Register).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, senior vice president, vice president (or the equivalent thereof), chief financial officer, chief accounting officer, treasurer, secretary, assistant secretary or other named officer of such Person (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership); provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Availability Period” means the period from the Closing Date to but excluding the Commitment Termination Date.

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (iii) the sum of (x) the Adjusted LIBO Rate that would be payable on such day for a LIBO Rate Loan with a one-month interest period plus (y) 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event or Early Opt-in Election, the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent decides, with the consent of Borrower (not to be unreasonably withheld, conditioned or delayed), may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides, with the consent of Borrower (not to be unreasonably withheld, conditioned or delayed), is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and(b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Administrative Agent or the Requisite Lenders, as applicable, with the consent of Borrower (not to be unreasonably withheld, conditioned or delayed), by notice to Administrative Agent (in the case of such notice by the Requisite Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 2.26 (Effect of Benchmark Transition Event) and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 2.26 (Effect of Benchmark Transition Event).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Borrowing” means the borrowing of a Loan.

“Borrowing Date” means the date of a Borrowing.

“Borrowing Notice” means a notice substantially in the form of Exhibit A-1.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBO Rate or any LIBO Rate Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within three months after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within three months after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (d) certificates of deposit, Dollar-denominated time deposits, overnight bank deposits or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; and (e) any money market mutual fund that (i) complies with the criteria set forth in Securities and Exchange Commission Rule 2a-7 (or any successor rule) under the Investment Company Act of 1940; (ii) is rated either BBB+ by S&P and Baa1 by Moody’s or at least 95% of the assets of which constitute Cash Equivalents described in clauses (a) through (d) of this definition and/or Dollars; and (iii) has net assets of not less than $500,000,000.

“CCH” means Cheniere Corpus Christi Holdings, LLC.

“CCH Change of Control” means Borrower and its Affiliates together (a) at any time prior to the CCH Project Completion Date shall fail to own, directly or indirectly in the aggregate, more than 50% of the outstanding Equity Interests in CCH, or control, directly or indirectly, more than 50% of the aggregate ordinary voting power of CCH, or (b) on or following the CCH Project Completion Date shall fail to control, directly or indirectly, more than 50% of the aggregate ordinary voting power of CCH.

“CCH Common Terms Agreement” means the Amended and Restated Common Terms Agreement, dated as of May 22, 2018, by and among CCH, the guarantors party thereto, Société Générale, as term loan facility agent, The Bank of Nova Scotia, as the working capital facility agent, each other facility agent from time to time party thereto and Société Générale, as intercreditor agent.

“CCH ECA” means the Amended and Restated Equity Contribution Agreement, dated as of May 22, 2018, by and between Borrower and CCH.

“CCH Equity Contributions” means equity contributions made to CCH HoldCo II or any of its Subsidiaries or otherwise to the CCH Project, including equity contributions made pursuant to the CCH ECA.

“CCH HoldCo II” means Cheniere CCH Holdco II, LLC.

“CCH Indenture” means that certain Indenture, dated as of May 18, 2016, entered into by CCH, the guarantors from time to time party thereto and The Bank of New York Mellon, as Trustee.

“CCH Project” means, collectively, the Corpus Christi Pipeline and the Corpus Christi Terminal Facility.

“CCH Project Completion Date” means the date upon which all of the conditions set forth in Section 14.1 of the CCH Common Terms Agreement have been either satisfied, or, in each case, waived by the requisite parties to the Intercreditor Agreement (as defined in the CCH Indenture); provided that, for purposes of this Agreement, notwithstanding anything to the contrary in any other Senior Debt Instrument (as defined in the CCH Indenture), CCH Project Completion Date shall mean the date of satisfaction of the abovementioned conditions with respect only to Train One (as defined in the CCH Indenture) and Train Two (as defined in the CCH Indenture).

“Change in Law” as defined in Section 2.16(a) (Compensation for Increased Costs and Taxes)

“Change of Control” means, the occurrence of any of the following:

(a)    any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than Borrower or its Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Borrower’s Common Equity representing more than 50% of the voting power of Borrower’s Common Equity; or

(b)    consummation of (i) any recapitalization, reclassification or change of Borrower’s Common Equity (other than changes resulting from a subdivision or combination) pursuant to which Borrower’s Common Equity would be converted into, or exchanged for, or represent solely the right to receive, shares, stock or other securities of a Person other than Borrower, or other property or assets (including Cash or any combination thereof) or (ii) any share exchange, consolidation, merger or similar event involving Borrower pursuant to which Borrower’s Common Equity will be converted into, or exchanged for, or represent solely the right to receive, shares, stock or other securities of a Person other than Borrower, or other property or assets (including Cash or any combination thereof) (any such share exchange, consolidation, merger, similar event, transaction or series of transactions being referred to in this clause (b) as an “event”); provided that any such event described in clause (i) or (ii) above (A) where the Persons that “beneficially owned,” directly or indirectly, the voting shares of Borrower immediately prior to such event “beneficially own,” directly or indirectly, more than 50% of the total voting power of all outstanding classes of voting shares or stock of the continuing or surviving Person or transferee or the parent thereof immediately after such event and such holders’ proportional voting power immediately after such transaction vis-a-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-a-vis each other immediately prior to such transaction, or (B) effected solely to change Borrower’s jurisdiction of incorporation or to form a holding company for Borrower and that results in a share exchange or reclassification or similar exchange of the outstanding Common Equity solely into shares of common stock or other Common Equity interests of the surviving entity (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ rights) will not constitute a Change of Control.

Notwithstanding the foregoing, a transaction or series of transactions described in clause (a) or clause (b) above (whether or not giving effect to the proviso in clause (b)) shall not constitute a Change of Control if at least 80% of the consideration received or to be received by holders of Borrower’s Common Equity (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in connection with such transaction or transactions consists of common shares that are traded on NYSE MKT, The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so traded immediately following such transaction. For the avoidance of doubt, a transaction or a series of transactions that is not considered a “Change of Control” pursuant to this paragraph shall not be a “Change of Control” solely because such event could also be described by clause (a) or clause (b) above.

“Closing Date” means the date on which all the conditions set forth in Section 3.1 (Closing Date) have been satisfied (or waived in accordance with the terms of this Agreement).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F.

“CMI” means Cheniere Marketing, LLC.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agency Appointment Agreement” means the Amended and Restated Collateral Agency Appointment Agreement, dated as of the Closing Date, by and among Borrower, Administrative Agent, the Collateral Agent, the Revolving Facility Administrative Agent and each Additional Agent (as defined in the Intercreditor Agreement) party thereto from time to time.

“Collateral Agent” means Société Générale or any successor to it appointed pursuant to the terms of the Collateral Agency Appointment Agreement.

“Commitment” means the commitment of a Lender to make or otherwise fund a Loan, as set forth opposite the name of such Lender in Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof (including any reduction resulting from a funding of the Loans), and “Commitments” means such commitments of all Lenders in the aggregate. The aggregate amount of the Commitments as of the Closing Date is $2,620,000,000.

“Commitment Fees” as defined in Section 2.8(a) (Fees).

“Commitment Increase” as defined in Section 2.21 (Increased Commitments).

“Commitment Termination Date” means the earliest to occur of (i) May 31, 2021; (ii) the date the Commitments are permanently reduced to zero pursuant to Section 2.10(b) (Voluntary Commitment Reductions) or Section 2.11 (Mandatory Prepayments; Commitment Termination); and (iii) the date of the termination of the Commitments pursuant to Section 7.1 (Events of Default).

“Commodity Hedge Agreement” means (a) any agreement (including each confirmation entered into pursuant to any master agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, power purchase and sale agreement (including, but not limited to, option and heat rate options), fuel purchase and sale agreement, tolling agreement and capacity purchase agreement, and (b) any emissions credit purchase or sale agreement, power transmission agreement, fuel transmission agreement, fuel storage agreement, netting agreement or similar agreement, in each case entered into in respect of any commodity, including any energy management agreements having any such characteristics, and any agreement providing for credit support for any of the foregoing, in all cases whether settled financially or physically.

“Common Equity” of any Person means the Equity Interests of such Person that are generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Competitor” means any Person that is a company primarily engaged in substantially similar business operations as Borrower or any of its Subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Net Tangible Assets” means, at any date, (a) total assets of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP minus (b) the sum of (i) current liabilities (excluding short-term Indebtedness (which, for the avoidance of doubt, shall mean indebtedness maturing within 12 months of such applicable date) and the current portion of long-term Indebtedness) of Borrower and its Subsidiaries and (ii) goodwill and other intangible assets of Borrower and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of Equity Interests, by contract or otherwise).

“Control Agreements” means each control agreement to be executed and delivered by Collateral Agent for the benefit of the Secured Parties or the Credit Agreement Secured Parties, as applicable, a securities intermediary or depositary bank and Borrower on or following the Closing Date pursuant to the terms of the Pledge and Security Agreement or pursuant to this Agreement, with such modifications as Collateral Agent may reasonably request or approve.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Corpus Christi Pipeline” means the gas pipeline originating at the Corpus Christi Terminal Facility and terminating north of the City of Sinton, Texas, and related facilities.

“Corpus Christi Terminal Facility” means the liquefaction facilities in San Patricio County and Nueces County in the vicinity of Portland, Texas, on the La Quinta Channel in the Corpus Christi Bay, comprising liquefaction trains, LNG storage tanks, and one or more marine berths and supporting facilities.

“Corresponding Amount” as defined in Section 2.2(b) (Availability of Funds).

“Covered Party” as defined in Section 2.25 (Acknowledgement Regarding Any Supported QFCs).

“Covenant Testing Period” means a period (i) commencing on the last day of the Fiscal Quarter of Borrower most recently ended prior to a Covenant Trigger Event and (ii) continuing through and including the first day after such commencement date during which no Covenant Trigger Event has occurred or is continuing for at least 30 consecutive days.

“Covenant Trigger Event” means if at any time (a)(i) the aggregate outstanding principal amount of all outstanding Loans plus (ii) to the extent constituting First Lien Obligations, the aggregate outstanding principal amount of all outstanding Permitted Term Loan Refinancing Indebtedness plus (iii) the aggregate outstanding principal amount of all outstanding loans under the Revolving Credit Agreement plus (iv) all unreimbursed drawings of letters of credit issued under the Revolving Credit Agreement exceeds (b) 30% of the aggregate amount of (i) the aggregate outstanding principal amount of all outstanding Loans plus (ii) remaining undrawn Commitments plus (iii) to the extent constituting First Lien Obligations, the aggregate outstanding principal amount of all outstanding Permitted Term Loan Refinancing Indebtedness plus (iv) remaining undrawn commitments to provide any such Permitted Term Loan Refinancing Indebtedness referred to in the preceding clause (b)(iii) plus (v) the RCF Commitments.

“CQH” means Cheniere Energy Partners LP Holdings, LLC.

“CQH Change of Control” means the occurrence of either of the following: (a) Borrower shall cease to, directly or indirectly, own and control legally and beneficially on a fully diluted basis more than 50% of the voting rights associated with ownership of all outstanding Equity Interests of all classes of Equity Interests of CQH or (b) Borrower shall cease to hold, directly or indirectly, and control legally and beneficially on a fully diluted basis at least 50% of the economic rights associated with ownership of all outstanding limited partnership interests of CQP held, directly or indirectly by Borrower, as of the Closing Date.

“CQP” means Cheniere Energy Partners, L.P.

“CQP Change of Control” means the occurrence of any of the following:

(a)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are used in Section 13(d) of the Exchange Act), other than an entity owned directly or indirectly by the partners of CQP in substantially the same proportion as their ownership interests in CQP prior to such transaction, becomes the beneficial owner (as such term is used in Section 13(d) of the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of CQP or CQP GP (or their respective successors by merger, consolidation or purchase of all or substantially all of their respective assets);

(b)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of CQP and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d) of the Exchange Act); or

(c)    the adoption of a plan relating to the liquidation or dissolution of CQP or the removal of the general partner by the limited partners of CQP;

provided that a CQP Change of Control shall be deemed to exclude transactions where (i) on a pro forma basis, Borrower retains greater than 50% control of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of CQP GP, (ii) Borrower is the surviving entity as a result of a corporate re-organization and combination of CQP into Borrower, (iii) CQP is the surviving entity as a result of a corporate reorganization and combination of Borrower into CQP (including any such reorganization the result of which CQP ceases to be a limited partnership) where on a pro forma basis, the equityholders of Borrower and CQP (prior to such reorganization or combination) collectively retain greater than 50% control of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of (A) CQP GP if CQP is a limited partnership, (B) the managing member if CQP is a limited liability company or (C) CQP if CQP is a corporation or a member managed limited liability company and (iv) following the conversion of CQP into a corporation, on a pro forma basis, Borrower retains greater than 50% control of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of CQP.

“CQP GP” means Cheniere Energy Partners GP, LLC.

“CQP IDRs” means the Incentive Distribution Rights, as that term is defined in that certain Fourth Amended and Restated Agreement of Limited Partnership of CQP, dated as of February 14, 2017 (as in effect on the Closing Date without giving effect to any amendment thereto).

“Credit Agreement Secured Parties” means the Agents and the Lenders and shall include all former Agents and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents or Lenders and such Obligations have not been paid or satisfied in full (in each case, other than contingent indemnification obligations with respect to which no claim is outstanding).

“Creole Trail Project” means the 94-mile pipeline that interconnects the SPL Project with a number of large interstate pipelines and that, as of the date hereof, is owned and operated by Cheniere Creole Trail Pipeline, L.P.

“Cross-Acceleration Parties” means, collectively, SPL, CQP, CCH HoldCo II, CCH and CMI.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

“Debt Service” means, for any period, the sum, computed without duplication, of the following: (a) all amounts paid or payable, as applicable, by Borrower in respect of scheduled principal of Indebtedness during such period in respect of First Lien Obligations, plus (b) cash pay interest paid or payable, as applicable, by Borrower during such period on (i) then-outstanding (or, for projected calculations, projected to be outstanding) First Lien Obligations (taking into account Secured Hedging Agreements) and (ii) unsecured Indebtedness for borrowed money of Borrower paid or payable in cash during such period, plus (c) all other commitment fees, agency fees, trustee fees or other administrative fees (other than upfront fees, arranging fees, underwriting fees or similar fees) paid or payable, as applicable, in connection with the then-outstanding (or, for projected calculations, projected to be outstanding) First Lien Obligations.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or any other applicable jurisdictions from time to time in effect.

“Debtor Relief Plan” means a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means subject to Section 2.19(b) (Defaulting Lender Cure), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Borrower and Administrative Agent, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), (d) Administrative Agent has received notification that such Lender has, or has a direct or indirect parent company that is (x) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (y) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Derivative Counterparties” as defined in Section 9.23 (No Fiduciary Duty).

“Derivatives” as defined in Section 9.23 (No Fiduciary Duty).

“Discharge of Obligations” means:

(a)    payment in full in cash of (i) the outstanding principal amount of Loans under this Agreement and (ii) interest accrued and owing at or prior to the time such amount is paid (including interest and fees accruing (or which would, absent the commencement of any case or proceeding under any Debtor Relief Laws of Borrower, accrue) on or after the commencement of any case or proceeding under any Debtor Relief Laws of Borrower, whether or not such interest would be allowed in such case or proceeding), on all Indebtedness outstanding under this Agreement and the other Financing Documents;

(b)    the termination or expiration of all Commitments; and

(c)    payment in full in cash of all other Obligations that are then due and payable or otherwise accrued and owing at or prior to the time such amounts are paid, including all obligations outstanding under this Agreement which constitute Obligations (in each case, other than contingent indemnification obligations with respect to which no claim is outstanding).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, or (iii) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Final Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior Discharge of Obligations.

“Disqualified Institution” means, on any date, (a) any Person designated by Borrower as a “Disqualified Institution” by written notice delivered to Administrative Agent on or prior to the date hereof and (b) any other Person that is a Competitor of Borrower or any of its Subsidiaries, which Person has been designated by Borrower as a “Disqualified Institution” by written notice to Administrative Agent not less than five Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to Administrative Agent from time to time.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“DQ List” has the meaning set forth in Section 9.6(i) (Disqualified Institutions).

“Duration Fees” as defined in Section 2.8(d) (Fees).

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by Administrative Agent or (ii) a notification by the Requisite Lenders to Administrative Agent (with a copy to Borrower) that the Requisite Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.26 (Effect of Benchmark Transition Event), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2) (i) the election by Administrative Agent or (ii) the election by the Requisite Lenders, in each case, with the consent of Borrower (not to be unreasonably withheld, conditioned or delayed), to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Administrative Agent of written notice of such election to Borrower and the Lenders or by the Requisite Lenders of written notice of such election to Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any Affected Financial Institution.

“EIG NPA” means that certain Amended and Restated Note Purchase Agreement, dated as of March 1, 2015, entered into by CCH HoldCo II, the Bank of New York Mellon, EIG Management LLC and the noteholders party thereto.

“Eligible Assignee” means any Person other than a natural Person that is (a) a Lender, a Joint Lead Arranger, an Affiliate of any Lender or Joint Lead Arranger or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (b) a commercial bank, financial institution, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided that no Defaulting Lender or Borrower or Affiliate of Borrower shall be an Eligible Assignee. For the avoidance of doubt, any Disqualified Institution is subject to Section 9.6(i) (Disqualified Institutions).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or was within the six-year period immediately preceding the Closing Date, sponsored, maintained or contributed to by, or required to be contributed to by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any written notice of noncompliance or violation, investigation, claim, administrative, regulatory, or judicial action, suit, judgment, written demand with respect to or arising in connection with Borrower or any Subsidiary of Borrower, by any other Person alleging or asserting liability under any Environmental Law, including for investigatory costs, costs of response, removal, remediation or cleanup, governmental response costs, attorneys’ fees, damages to the environment, natural resources, fines, or penalties arising out of, based on or resulting from (a) the presence, use, or Release into the environment of any Hazardous Substances or (b) any fact, circumstance, condition, or occurrence forming the basis of any violation, or alleged violation, of or liability under any Environmental Laws or Government Approvals issued pursuant to Environmental Law.

“Environmental Laws” means any applicable laws, statutes, regulations, rules, ordinances, orders, decrees, rulings, judgments, writs, decisions, injunctions, or binding directives of a Governmental Authority having jurisdiction over or imposing legal requirements on Borrower or any Subsidiary of Borrower concerning human health or safety as related to any Hazardous Substance, natural resources, plant and animal species, or the use or Release into the environment of any Hazardous Substances, including the Clean Air Act (42 U.S.C. §7401 et seq.), the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §300f et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Section 10 of the Rivers and Harbors Act of 1899 (33 U.S.C. § 403), the Endangered Species Act (16 U.S.C. §1531 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. §668 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §703 et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the National Historic Preservation Act (16 U.S.C. § 468-468d), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 11001 et seq.), the Pollution Prevention Act (42 U.S.C. § 13101 et seq.), the Oil Pollution Act (42 U.S.C. 11001 et seq.), the Louisiana Solid Waste Management and Resource Recovery Law (La. R.S. 30:2151 et seq.), the Louisiana Hazardous Waste Control Law (La. R.S. 30:2171 et seq.), the Louisiana Inactive and Abandoned Hazardous Waste Site Law (La. R.S. 30:2221 et seq.), the Louisiana Hazardous Substance Remedial Act (La. R.S. 30:2271 et seq.), and the regulations promulgated pursuant to any of the foregoing and similar federal, state and local statutes, all as may be amended from time to time.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing (but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to PBGC has been waived by regulation in effect on the date hereof under subclause .23, .27, .28 or .31 of such regulation); (b) the failure to meet the minimum funding standard of Sections 412 and 430 of the Internal Revenue Code and Sections 302 and 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code and Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (i) receipt from the IRS of notice of the failure of any Pension Plan of Borrower or any of its Subsidiaries (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (j) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.

“Event of Default” means each of the conditions or events set forth in Section 7.1 (Events of Default).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means “Excluded Assets” as defined in the Pledge and Security Agreement.

“Excluded Subsidiary” means (a) each Subsidiary of Borrower set forth on Schedule I, (b) any Subsidiary of Borrower that is (i) a not-for-profit entity or (ii) an Immaterial Subsidiary and (c) any other Subsidiary of Borrower, the Equity Interests in which are not required to be pledged pursuant to the Pledge and Security Agreement; provided that CCH Holdco II shall cease to be an Excluded Subsidiary upon the prepayment in full of all outstanding obligations under the EIG NPA.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Tax imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction (or any political subdivision thereof) imposing such Tax or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.20 (Removal or Replacement of a Lender)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17 (Taxes; Withholding, Etc.), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any amount of Tax arising solely because of the failure of such Recipient to comply with Section 2.17(c) (Status of Lenders), and (d) any Taxes imposed under FATCA.

“Extended Loans” as defined in Section 2.24(a) (Amend and Extend).

“Extended Loan Permitted Other Provision” as defined in Section 2.24(a) (Amend and Extend).

“Extending Lender” as defined in Section 2.24(b) (Amend and Extend).

“Extension Amendment” as defined in Section 2.24(c) (Amend and Extend).

“Extension Election” as defined in Section 2.24(b) (Amend and Extend).

“Extension Request” as defined in Section 2.24(a) (Amend and Extend).

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States of America with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent; and (c) notwithstanding the foregoing, the Federal Funds Effective Rate shall at no time be less than zero.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letters” means collectively (a) the fee letter, dated as of the Closing Date, among Administrative Agent and Borrower, (b) the amended and restated fee letter, dated as of the Closing Date, among each Lender party thereto and Borrower, and (c) each other fee letter between a Lender and Borrower.

“FERC” means the Federal Energy Regulatory Commission.

“Final Maturity Date” means the earlier of (a) the third anniversary of the Closing Date and (b) the date all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a finance lease on the balance sheet of that Person; provided that, notwithstanding any changes adopted or required to be adopted by Borrower after December 13, 2018 as a result of any actual or proposed update to accounting standards, including, in particular, Accounting Standards Update (ASU) 2016-02 Leases (Topic 842), any successor proposal, any implementation thereof, any oral or public deliberations by the Financial Accounting Standards Board regarding the foregoing, or any other change in GAAP that requires or would require the obligations of a Person in respect of an operating lease or a lease that would be treated as an operating lease on December 13, 2018 to be recharacterized as a Finance Lease, only leases that would be classified as capital leases under GAAP as in effect on December 13, 2018 (whether or not such leases were in effect) shall constitute Finance Leases for purposes of this definition.

“Financial Covenants” means the financial covenants specified in Section 6.5 (Financial Covenant).

“Financial Officer” means the chief financial officer, treasurer, chief accounting officer, senior vice president, finance, or assistant treasurer, of Borrower, if such person is an Authorized Officer.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer that such financial statements fairly present, in all material respects, the consolidated or unconsolidated, as applicable, financial condition of Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financing Document” means any of this Agreement, the Notes, if any, the Security Documents, the Fee Letters, the Intercreditor Agreement and all other documents, certificates, instruments or agreements executed and delivered by or on behalf Borrower for the benefit of any Agent or any Lender in connection herewith on or after the Closing Date.

“First Lien Obligations” means collectively (a) the Loans and all Obligations under this Agreement; (b) Indebtedness under the Revolving Credit Agreement permitted under Section 6.1(b) (Indebtedness); (c) Indebtedness and any other secured obligations under any Secured Hedging Agreement permitted to be entered into pursuant to Section 6.9 (Speculative Transactions); and (d) to the extent secured on a pari passu basis with the Obligations under this Agreement, all Permitted Term Loan Refinancing Indebtedness.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower ending on December 31st of each calendar year.

“Fitch” means Fitch Ratings, Inc., or any successor to the rating agency business thereof.

“Force Majeure Adjustment” means, during the continuance of a Force Majeure Period, an amount equal to (x) the actual amount of dividends, distributions and repayment of good-faith loans made in Cash or Cash Equivalents, directly or indirectly, to Borrower in connection with the SPL Project, the CCH Project, the Creole Trail Project, the Sabine Pass Project and any additional Material Project, as applicable, during the four full Fiscal Quarters immediately preceding the Fiscal Quarter in which the applicable Force Majeure Event occurred minus (y) the actual amount of dividends, distributions and repayment of good-faith loans made in Cash or Cash Equivalents, directly or indirectly, to Borrower in connection with the SPL Project, the CCH Project, the Creole Trail Project, the Sabine Pass Project and any additional Material Project, as applicable, during the four Fiscal Quarters for which the Force Majeure Adjustment is being claimed; provided that the foregoing shall not result in a Force Majeure Adjustment that is a negative number; provided, further, that, during any Force Majeure Period, Borrower shall be entitled to a Force Majeure Adjustment with respect to only one of the following (a) and (b): (a) the CCH Project and any related facilities, on the one hand, or (b) the SPL Project, the Creole Trail Project and the Sabine Pass Project and any related facilities, on the other hand.

“Force Majeure Election Notice” as defined in Section 5.1(k)(ii) (Notice of Force Majeure Event; Force Majeure Election).

“Force Majeure Event” means the occurrence of any event of force majeure under any material contract with a third party (as determined by Borrower in good faith) in respect of the SPL Project, the CCH Project, the Creole Trail Project, the Sabine Pass Project or any additional Material Project, in each case, so long as such Force Majeure Event does not, individually or with other such events, constitute an event of default under any Indebtedness in the individual or aggregate principal amounts in excess of $250,000,000 of SPL, CCH, or Indebtedness incurred in connection with the Creole Trail Project, the Sabine Pass Project or such additional Material Project, as applicable.

“Force Majeure Period” means, at the election of Borrower, the first full Fiscal Quarter ending after a Force Majeure Event and the three full Fiscal Quarters following such first full Fiscal Quarter; provided that (i) only one Force Majeure Period may be in effect at any point in time, (ii) no new Force Majeure Period may commence until at least two full Fiscal Quarters have elapsed following the end of a prior Force Majeure Period and (iii) no more than two Force Majeure Periods may be elected during the period beginning on the Closing Date and ending on the Final Maturity Date.

“Funded Debt” means Indebtedness of Borrower (determined on an unconsolidated basis) of the type referred to in clauses (a), (b), (d) (but, with respect to clause (d), only with respect to Indebtedness referred to in clauses (a), (b), (e) and (f)), (e) and (f) of the definition of “Indebtedness”.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

“Government Approval” means (a) any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, order, judgment, or decree of, by, from or with, (b) any declaration of or with or (c) any registration by or with, any Governmental Authority.

“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, which is applicable to any Person, whether now or hereafter in effect.

“Governmental Authority” means any foreign, federal, state, regional, tribal or local government or political subdivision thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and having jurisdiction over the Person or matters in question.

Hazardous Substances” means any hazardous substances, pollutants, contaminants, wastes, or materials (including petroleum (including crude oil or any fraction thereof), petroleum wastes, radioactive material, hazardous wastes, toxic substances, urea formaldehyde insulation, lead-based paint, radon gas, or asbestos or any materials containing asbestos) designated, regulated, or defined under or with respect to which any requirement or liability may be imposed pursuant to any Environmental Law.

“Hedging Termination Value” means, in respect of any Secured Hedging Agreement, after taking into account the effect of any legally enforceable netting agreement to which Borrower is a party relating to such Secured Hedging Agreement, for any date on or after the date such Secured Hedging Agreement has been closed out and termination value determined in accordance therewith, such termination value.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Debt Service Coverage Ratio” means, on any applicable date of determination, as of the end of the most recently completed Fiscal Quarter, the ratio of (a) Non-Consolidated EBITDA for the preceding 12-month period (or, for the first three Fiscal Quarters ending after the Project Completion Date, the number of months following the Project Completion Date) to (b) the aggregate amount of Borrower’s Debt Service paid or payable for the preceding 12-month period (or, for the first three Fiscal Quarters ending after the Project Completion Date, the number of months following the Project Completion Date) other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) Debt Service due at maturity, (iii) revolving loans, reimbursement by Borrower of amounts paid under a letter of credit, and fees, expenses and interest associated with revolving loans, and (iv) Hedging Termination Values.

“Historical Financial Statements” means (a) the consolidated audited balance sheet of Borrower and its Subsidiaries as at the end of the Fiscal Year ending December 31, 2019 and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year and (b) the consolidated unaudited balance sheet of Borrower and its Subsidiaries for the Fiscal Quarter ending March 31, 2020 and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter.

“Immaterial Subsidiary” means any Subsidiary of Borrower that (a) did not, as of the last day of the Fiscal Quarter of Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.1(a) (Quarterly Financial Statements) or 5.1(b) (Annual Financial Statements), have total assets with a value in excess of 1.0% of the total assets of Borrower as of such date or contribute more than 1.0% to Non-Consolidated EBITDA as of such date and (b) taken together with all such Subsidiaries as of such date, did not have total assets with a value in excess of 2.0% of the total assets of Borrower as of such date or contribute more than 2.0% to Non-Consolidated EBITDA as of such date.

“Increased Cost Lender” as defined in Section 2.20 (Removal or Replacement of a Lender).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property (excluding any earn-out, purchase price adjustment or similar obligations, except to the extent required to be reported as a liability on the balance sheet of such Person) or services (excluding current accounts payable incurred in the ordinary course of business and any obligation that Borrower has discretion to satisfy with equity of Borrower), (d) all direct or indirect guarantees by such Person of Indebtedness of others, (e) the capitalized portions of all Finance Lease obligations that appear on the balance sheet of such Person, (f) all reimbursement obligations of such Person as an account party in respect of payments under letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) Disqualified Equity Interests, and (i) net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise, in each case, valued on any date at the net hedging termination value thereof.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)      contingent obligations incurred in the ordinary course of business;

(ii)     in connection with the purchase by Borrower of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided that at the time of closing the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter; or

(iii)    any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, preparation, study, sampling, monitoring, maintenance, testing, abatement, cleanup, removal, remediation or other response action required pursuant to Environmental Law to remove, remediate, clean up or abate any Hazardous Substance), expenses and disbursements arising out of the foregoing (including the reasonable fees and disbursements of counsel for Indemnitees in connection with or as a result of any action, claim, litigation, proceeding, investigation or hearing commenced or threatened by any Person, whether or not brought by Borrower, its equity holders or creditors or an Indemnitee, against any Person, and whether or not any such Indemnitee shall be otherwise designated as a party or a potential party thereto, and without regard to the exclusive or contributory negligence of such Indemnitee, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, including shareholders, partners, members or other equity holders of Borrower (or its Affiliates), in any manner relating to or arising out of (a) this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby or any matter referred to herein and therein (including the Lenders’ agreement to make the Loans, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Financing Documents, or any enforcement of any of the Financing Documents (including any sale of, collection from, or other realization upon any of the Collateral)); or (b) any liability arising under Environmental Law or with respect to the actual or alleged presence or Release of Hazardous Substances at any location, or exposure of any person to Hazardous Substances, including, but not limited to, any Environmental Claim, related to Borrower or any of its Subsidiaries, including with respect to any past or present activity, operation, land ownership or practice of Borrower or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Financing Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 9.3 (Indemnity).

“Information” as defined in Section 4.22 (Disclosure).

“Ingleside Marine Terminal Properties” means all or any part of the deepwater terminal consisting of the 552 acre marine industrial site and the 158 acre hub/aggregation site, each located in San Patricio County, Texas, and related rights, privileges, appurtenances, licenses, permits and rights-of-way.

“Intellectual Property” means “Intellectual Property” as defined in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit G evidencing Indebtedness owed among Borrower and its Subsidiaries.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and among Administrative Agent, the Collateral Agent, the Revolving Facility Administrative Agent and each First Lien Debt Representative (as defined therein) from time to time party thereto.

“Interest Coverage Ratio” means, for any period, the ratio of (a) Non-Consolidated EBITDA for such period to (b) Interest Expense for such period.

“Interest Expense” means, for any period, total Cash interest expense (including that attributable to Finance Lease obligations) of Borrower (on an unconsolidated basis) for such period with respect to all outstanding Indebtedness of Borrower (including all commissions, discounts and other fees and charges owed by Borrower with respect to letters of credit and bankers’ acceptance financing).

“Interest Payment Date” means with respect to (a) any Loan that is a Base Rate Loan, the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; and (b) any Loan that is a LIBO Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a LIBO Rate Loan, an interest period of one, two, three or six months or, if agreed to by all relevant Lenders, twelve months, as selected by Borrower in the applicable Borrowing Notice or Conversion/Continuation Notice, (i) initially, commencing on the Borrowing Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period shall extend beyond the Final Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986.

“Interpolated Rate” means, in relation to the Adjusted LIBO Rate, the rate which results from interpolating on a linear basis between (a) the applicable Adjusted LIBO Rate for the longest period (for which that Adjusted LIBO Rate is available) which is less than the Interest Period of the applicable Loan; and (b) the applicable Adjusted LIBO Rate for the shortest period (for which that Adjusted LIBO Rate is available) which exceeds the Interest Period of the applicable Loan, each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” means (a) any direct purchase or other acquisition by Borrower of, or of a beneficial interest in, any of the Equity Interests of any other Person; (b) any direct redemption, retirement, purchase or other acquisition for value, by Borrower from any Person, of any Equity Interests of such Person; (c) any direct loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement, whether entered into for hedging or speculative purposes or otherwise by Borrower. The amount of any Investment of the type described in clauses (a), (b) and (c) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment, but after giving effect to any repayment of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale).

“IRS” means the U.S. Internal Revenue Service.

“Joint Lead Arrangers” means Société Générale, ING Capital LLC, Mizuho Bank, Ltd., MUFG Bank, Ltd., Natixis, New York Branch, Royal Bank of Canada, Santander Bank, N.A. and Sumitomo Mitsui Banking Corporation.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Knowledge” means, with respect to Borrower, the actual knowledge of any Person holding any of the positions (or successor position to any such position) set forth in Schedule II; provided that each such Person shall be deemed to have knowledge of all events, conditions and circumstances described in any notice delivered to Borrower pursuant to the terms of this Agreement or any other Financing Document.

“Lender” means each bank, financial institution or institutional lender listed on the signature pages hereto as a Lender, any other Person that becomes a party hereto pursuant to an Assignment Agreement and any Additional Commitment Lender.

“Leverage Ratio” means, with respect to any four Fiscal Quarter period, the ratio of (x) Funded Debt as of the last day of such period to (y) Non-Consolidated EBITDA for such period.

“Leveraged Recapitalization” means a recapitalization of Borrower or any of its Subsidiaries, in one transaction or a series of related transactions, with the proceeds of long-term Indebtedness (as classified on the balance sheet of Borrower or such Subsidiary in accordance with GAAP) that total, in the aggregate, greater than $500,000,000.

“LIBO Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“LIBOR” means the London Interbank Offered Rate.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, hypothecation, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“LNG” means Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“Loan” means a loan made by a Lender to Borrower pursuant to Section 2.1 (Loans).

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender, plus such Lender’s remaining outstanding Commitment.

“Major Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of related transactions, of all or any part of the business, assets or properties of any kind of Borrower or any of its Subsidiaries, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, for aggregate consideration greater than $500,000,000, other than (a) sales or other dispositions of assets that are obsolete, worn-out, superfluous or no longer used or useful in the ordinary course of Borrower’s or such Subsidiary’s business, (b) sales or other dispositions of LNG, Gas or other commercial products or inventory or equipment in the ordinary course of Borrower’s or such Subsidiary’s business and the leasing or sub-leasing of real property in the ordinary course of Borrower’s or such Subsidiary’s business, (c) issuances of Equity Interests by Borrower, (d) dispositions of Cash or Cash Equivalents, (e) dispositions in compliance with any applicable Government Rule or Government Approval and (f) sales, discounting or forgiveness of accounts receivable in the ordinary course of Borrower’s or such Subsidiary’s business or in connection with the collection or compromise thereof.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse change in or effect on:

(a)    the business, financial condition or results of operations of Borrower and its Subsidiaries, taken as a whole, that has a material adverse effect on Borrower’s ability to perform its material payment obligations under the Financing Documents;

(b)    the security interests created by or under the relevant Security Documents, taken as a whole, including the material impairment of the rights of or benefits or remedies, taken as a whole, available to the Credit Agreement Secured Parties; or

(c)    the validity or enforceability of this Agreement or any of the other Financing Documents.

“Material Project” means any capital project of Borrower or any of its Subsidiaries with an aggregate capital cost greater than $250,000,000.

“Material Project EBITDA Adjustment” means an amount determined by Borrower and approved by Administrative Agent (such approval not to be unreasonably conditioned, delayed or withheld) equal to projected Non-Consolidated EBITDA of Borrower in respect of a Material

Project (including dividends and distributions projected to be paid in Cash or Cash Equivalents to Borrower and payments projected to be received in Cash or Cash Equivalents by Borrower in repayment of good-faith loans made by Borrower) attributable to such Material Project for the first 12-month period following the projected commercial operation date of such Material Project (determined based on customer contracts relating to such Material Project, projected revenues from such contracts, capital costs and expenses, the projected commercial operation date, commodity price assumptions and other reasonable factors deemed appropriate by Administrative Agent (other than uncontracted customer cash flows, which shall not be deemed appropriate)); provided that if the applicable actual commercial operation date does not occur by the guaranteed substantial completion date (or if there is no guaranteed substantial completion date, the latest scheduled completion date) set forth in the applicable project construction contract (as such date may be extended on a day-for-day basis due to a declared force majeure event permitted thereunder (and not for any other reason) so long as such extension could not reasonably be expected to result in the termination of any customer contracts (as so extended, the “Completion Date”)), the foregoing amount shall be reduced, for Fiscal Quarters ending after the Completion Date to (but excluding) the first full Fiscal Quarter after such actual commercial operation date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or the then-estimated delay based on the reasonable determination of Borrower at the time of measurement and reasonably agreed by the applicable project independent engineer, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days, but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%. On and after the actual commercial operation date, if the actual Non-Consolidated EBITDA of Borrower (including dividends and distributions projected to be paid in Cash or Cash Equivalents to Borrower and payments projected to be received in Cash or Cash Equivalents by Borrower in repayment of good-faith loans made by Borrower) attributable to such Material Project differ materially from the projected amounts, the Material Project EBITDA Adjustment for any applicable remaining Fiscal Quarters shall be re-determined in the same manner as provided above, as approved by Administrative Agent.

“Mechanics’ Liens” means carriers’, warehousemen’s, laborers’, mechanics’, workmen’s, materialmen’s, repairmen’s, construction or other like statutory Liens.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA which is, or was within the six-year period immediately preceding the Closing Date, contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Net Asset Sale Proceeds” means, an amount equal to, (a) with respect to any Asset Sale: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower from such Asset Sale, minus (ii) any bona fide direct costs incurred by Borrower in connection with such Asset Sale, including (A) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (C) any transfer or similar taxes payable by the seller and (D) a reasonable reserve for any post-closing adjustments and indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower in connection with such Asset Sale; provided that, upon release of any such reserve to Borrower, the amount released shall be considered Net Asset Sale Proceeds; and (b) with respect to any Subsidiary Asset Sale: Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the applicable Subsidiary of Borrower from such Subsidiary Asset Sale, but only to the extent (and in the amount) of such Cash payments actually received by Borrower from such Subsidiary (by way of a distribution, dividend or otherwise).

“Net Debt Proceeds” means, an amount equal to, with respect to the incurrence of any Indebtedness by Borrower, other than Indebtedness permitted to be incurred under Section 6.1 (Indebtedness), the Cash proceeds received from such incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Income” means, for any period, the net income (or loss) of Borrower for such period, determined on a unconsolidated basis in accordance with GAAP.

“Non-Consenting Lender” as defined in Section 2.20 (Removal or Replacement of a Lender).

“Non-Consolidated EBITDA” means, in respect of any period, the Net Income of Borrower for such period plus,

without duplication and to the extent not reflected in such Net Income, the sum of:

(i)    dividends and distributions actually paid in Cash or Cash Equivalents to Borrower by its Subsidiaries (other than CMI) during such period,

(ii)    payments received in Cash or Cash Equivalents by Borrower during such period in repayment of good faith loans made by Borrower to any of its Subsidiaries (other than CMI),

(iii)    Cash or Cash Equivalents generated by the CCH Project during such period that are used to reduce or fund equity obligations under the CCH ECA,

(iv)    Cash or Cash Equivalents generated by CMI during such period that are available to be paid to Borrower (directly or indirectly, and whether in respect of Equity Interests or otherwise) as dividends or distributions or repayment of good faith loans during such period,

(v)    Force Majeure Adjustments not to exceed 30% of Non-Consolidated EBITDA for such period (determined prior to any such Force Majeure Adjustments), and

(vi)    Material Project EBITDA Adjustments not to exceed 30% of Non-Consolidated EBITDA for such period (determined prior to any such Material Project EBITDA Adjustments), plus,

without duplication and to the extent reflected as a charge in the statement of such Net Income for such period, the sum of:

(viii)    (A) income tax expense, (B) interest expense of Borrower, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (C) depreciation and amortization expense, (D) amortization of intangibles (including goodwill) and organization costs, (E) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Net Income for such period, losses on sales of assets outside of the ordinary course of business), and (F) any other non-cash charges, losses or expenses, and minus, without duplication and to the extent included in the statement of such Net Income for such period, the sum of:

(ix)    (A) interest income (except to the extent deducted in determining such Net Income), (B) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (C) any other non-cash income, (D) any cash payments made during such period in respect of items described in clause viii(F) above subsequent to the Fiscal Quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Net Income, and (E) income tax gains.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower or its Affiliates or their Securities.

“Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Notice” means a Borrowing Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of Borrower, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them, under any Financing Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Borrower, would have accrued on any Obligation, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation, as amended, and its operating agreement or limited liability company agreement, as amended. In the event any term or condition of this Agreement or any other Financing Document requires any Organizational Document to be certified by a secretary of state or similar governmental official including an official of a non-United States government, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official in such official’s relevant jurisdiction.

“Other Connection Taxes” means, with respect to a Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan or any Financing Document).

“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing or documentary Taxes or any other similar Taxes arising from any payment made under, or from the execution, delivery, enforcement, performance or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20 (Removal or Replacement of a Lender)).

“Outstanding CCH ECA Obligation” means, at any time, the remaining aggregate amount of “Cash Equity Funding” (as defined in the CCH ECA) to be funded by Borrower at such time under the CCH ECA.

“Participant Register” as defined in Section 9.6(g) (Participations).

“PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is, or was within the six-year period immediately preceding the Closing Date, sponsored, maintained or contributed to by, or required to be contributed to by, Borrower or any of its ERISA Affiliates and which is subject to the provisions of Title IV of ERISA or to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Business” means (a) the businesses engaged in by Borrower on the Closing Date and (b) any business or development opportunity incidental, ancillary, complimentary or reasonably related to the businesses conducted by Borrower on the Closing Date.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2 (Liens).

“Permitted Term Loan Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, repurchase or retire (collectively, to “Refinance”) the Loans; provided, that (i) the principal amount of such

Permitted Term Loan Refinancing Indebtedness does not exceed the principal amount of the Loans plus remaining undrawn Commitments so Refinanced (plus unpaid accrued interest and premium, if any, thereon and underwriting discounts, fees, commissions and expenses) and (ii) the weighted average life to maturity of such Permitted Term Loan Refinancing Indebtedness is greater than or equal to the weighted average life to maturity of the Loans so Refinanced.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1 (Financial Statements and Other Reports).

“Pledge and Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the Closing Date, by and between Borrower and the Collateral Agent.

“Pledged Entities” means each entity designated as such on Schedule 4.2 and any other direct Subsidiary of Borrower, the Equity Interests in which are required to be pledged pursuant to the Pledge and Security Agreement, other than Excluded Subsidiaries.

“Prepayment Change of Control” means the occurrence of (a) a CQH Change of Control, CQP Change of Control, CCH Change of Control or SPL Change of Control or (b) Borrower ceasing to hold at least 50% of the CQP IDRs; provided that Borrower may at any time exchange CQP IDRs for limited partnership interests in CQP and such exchange shall not constitute a Prepayment Change of Control hereunder.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Agents or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as Administrative Agent may from time to time designate in writing to Borrower and each Lender.

“Pro Rata Funding Share” means with respect to all computations relating to the funding of a Loan by any Lender, the percentage obtained by dividing (i) the remaining outstanding Commitment of such Lender by (ii) the aggregate remaining outstanding Commitments of all Lenders.

“Pro Rata Share” means with respect to all payments, computations and other matters (other than funding), the percentage obtained by dividing (i) the Loan Exposure of any Lender by (ii) the aggregate Loan Exposure of all Lenders.

“Project Completion Date” means the later to occur of (a) December 30, 2021 and (b) the “Guaranteed Substantial Completion Date”, as defined in that certain Amended and Restated Fixed

Price Separated Turnkey Agreement for the Engineering, Procurement and Construction of the Corpus Christi Stage 2 Liquefaction Facility, dated as of December 12, 2017, by and between Corpus Christi Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc. (as in effect as of the Closing Date).

“Projected Debt Service Coverage Ratio” means, on any applicable date of determination, as of the end of the current Fiscal Quarter, the ratio of (a) Non-Consolidated EBITDA for the next succeeding 12-month period, projected based on a forecast for the applicable period prepared by Borrower and delivered to Administrative Agent, which forecast shall have been certified by a Financial Officer of Borrower as having been prepared in good faith, to (b) the aggregate amount of Borrower’s Debt Service payable for the next succeeding 12-month period other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) Debt Service due at maturity, (iii) revolving loans, reimbursement by Borrower of amounts paid under a letter of credit, and fees, expenses and interest associated with revolving loans, and (iv) Hedging Termination Values.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed, and whether corporeal or incorporeal and whether tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to Borrower, its Affiliates or their securities.

“Qualified Hedging Counterparty” means a counterparty to any Secured Hedging Agreement that (a) in the case of Interest Rate Agreements, is (i) a Lender, an Agent, or an Affiliate of a Lender or an Agent that is not a Defaulting Lender at the time of entry into such Interest Rate Agreement or (ii) any other financial institution with a Required Rating at the time of entry into such Interest Rate Agreement; and (b) has, or concurrently with the entry into such Secured Hedging Agreement, shall, become a party to the Intercreditor Agreement and the Collateral Agency Appointment Agreement.

“QFC Credit Support” as defined in Section 2.25 (Acknowledgement Regarding Any Supported QFCs).

“Rating Decline” means, at any time during a Rating Decline Period, the downgrade by one or more Ratings Agencies of the Loans (or, if the Loans are not rated by any Ratings Agency, the corporate family rating of Borrower and its Subsidiaries) resulting in the Loans (or, if the Loans are not rated by any Ratings Agency, the corporate family rating of Borrower and its Subsidiaries) no longer having a rating from at least one Ratings Agency that is equal to the lower of (x) BB (if rated by S&P) / Ba2 (if rated by Moody’s) / BB (if rated by Fitch) (or if S&P, Moody’s and Fitch no longer rate the Loans or assign a corporate family rating to Borrower and its Subsidiaries, as applicable, the equivalent rating from such other “nationally recognized statistical rating organization” registered with the SEC as determined by Borrower) and (y) the rating assigned to the Loans (or, if the Loans are not rated by any Ratings Agency, the corporate family rating of Borrower and its Subsidiaries) by the applicable Ratings Agency immediately preceding the Rating Decline Trigger Event; provided, however, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred, as applicable, (A) in anticipation of a particular non-recurring Restricted Payment (and thus will be disregarded in determining whether a Rating Decline has occurred for purposes of Section 6.10(d) (Restricted Payments)) or (B) in anticipation or as a result, in whole or in part, of a particular Prepayment Change of Control (and thus will be disregarded in determining whether a Rating Decline has occurred for purposes of Section 2.11(c) (Mandatory Prepayments; Commitment Termination –Changes of Control)), in each case, if the Ratings Agency making the reduction in rating does not announce or publicly confirm that the reduction was in anticipation or the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the proposed non-recurring Restricted Payment or Prepayment Change of Control, as applicable.

“Rating Decline Period” means the period beginning on the date of public notice of the intention by Borrower to (A) make a non-recurring Restricted Payment with the proceeds of any Major Asset Sale or Leveraged Recapitalization or (B) consummate a transaction that would result in a Prepayment Change of Control, and ending, in each case, on the earliest to occur of (x) the date that is 90 days following such date (which period shall be extended so long as the rating of the Loans (or, if the Loans are not rated by any Ratings Agency, the corporate family rating of Borrower and its Subsidiaries) is under publicly announced consideration for downgrade by each Ratings Agency) and (y) the receipt by Borrower of a Ratings Reaffirmation.

“Rating Decline Trigger Event” means (A) the consummation of a Major Asset Sale or Leveraged Recapitalization, as applicable, the proceeds of which are intended to be used to make an applicable non-recurring Restricted Payment or (B) the public announcement by Borrower of a transaction that, if consummated, would result in a Prepayment Change of Control.

“Ratings Agency” means, at any time of determination, (i) to the extent such organization maintains a rating for the Loans, each of S&P, Moody’s or Fitch, (ii) if none of S&P, Moody’s or Fitch maintains a rating for the Loans at such time then, to the extent such organization maintains a corporate family rating for Borrower and its Subsidiaries at such time, each of S&P, Moody’s or Fitch or (iii) if none of S&P, Moody’s or Fitch maintains a rating for the Loans or a corporate family rating for Borrower and its Subsidiaries at such time, then any other “nationally recognized statistical rating organization” registered with the SEC as determined by Borrower that maintains a rating for the Loans or a corporate family rating for Borrower and its Subsidiaries at such time.

“Ratings Reaffirmation” means the reaffirmation by any one Ratings Agency that the Loans (or, if the Loans are not rated by any Ratings Agency, the corporate family of Borrower and its Subsidiaries) will remain rated at least the lower of (x) BB (if rated by S&P) / Ba2 (if rated by Moody’s) / BB (if rated by Fitch) (or if S&P, Moody’s and Fitch no longer rate the Loans or the corporate family of Borrower and its Subsidiaries, as applicable, the equivalent rating from such other “nationally recognized statistical rating organization” registered with the SEC as determined by Borrower) and (y) the rating assigned to the Loans (or, if the Loans are not rated by any Ratings Agency, the corporate family rating of Borrower and its Subsidiaries) by the applicable Ratings Agency immediately preceding the Rating Decline Trigger Event, in the case of each of clauses (x) and (y), after giving effect to the applicable proposed nonrecurring Restricted Payment or Prepayment Change of Control.

“RCF Aggregate Availability” means, as of any date of determination, the positive difference (if any) between (a) the RCF Commitments and (b) the RCF Total Utilization of Commitments.

“RCF Commitments” means the commitment of each lender or issuing bank (in such capacity and its capacity as lender) party to the Revolving Credit Agreement to make or otherwise fund loans or to issue letters of credit, as applicable, thereunder.

“RCF Total Utilization of Commitments” means, at any date of determination, the sum of (a) the aggregate principal amount of all outstanding loans under the Revolving Credit Agreement, (b) the aggregate maximum amount available to be drawn under all outstanding letters of credit issued under the Revolving Credit Agreement, and (c) the aggregate amount of all unreimbursed drawings of letters of credit issued under the Revolving Credit Agreement that have not been refinanced by a loan under the Revolving Credit Agreement.

“Real Estate Asset” means, at any time of determination, any interest (whether fee, leasehold or otherwise) then owned or held by Borrower in any real property.

“Recipient” means Administrative Agent or any Lender, as applicable.

“Refinance” as defined in the definition of “Permitted Term Loan Refinancing Indebtedness”.

“Register” as defined in Section 2.4(b) (Register).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, or leaching of any Hazardous Substances into or through the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Replacement Lender” as defined in Section 2.20 (Removal or Replacement of a Lender).

“Required Rating” means a long term unsecured non-credit enhanced senior debt rating of Baa2 or better from Moody’s and BBB or better from S&P.

“Requisite Lenders” means one or more Lenders having or holding Loan Exposure representing more than 50% of the sum of the aggregate Loan Exposure of all Lenders; provided that the amount of Loan Exposure shall be determined by disregarding the Loan Exposure of any Defaulting Lender.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution by Borrower (in cash, Property of Borrower, securities, obligations, or other property) on, or other dividends or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by Borrower of, any portion of any Equity Interest in Borrower. Notwithstanding the foregoing, none of the following shall constitute Restricted Payments for purposes of this Agreement: (a) dividends or distributions in the form of Equity Interests in Borrower and Cash payments by Borrower to holders of Common Equity of Borrower in lieu of the issuance of fractional shares of such Common Equity; (b) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Equity Interests of Borrower deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof; (c) any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; (d) any Restricted Payment required by the terms of an agreement in effect on the Closing Date; and (e) the payment of any premium on, and the payment of other amounts and/or delivery of any Equity Interest due upon exercise and settlement or termination of, any bond hedge, capped call or similar option transaction, in each case, entered into in connection with the issuance of any debt security that is convertible into, or exchangeable for, Equity Interests.

“Restricted Payment Certificate” means a Restricted Payment Certificate substantially in the form attached hereto as Exhibit D.

“Revolving Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement, dated as of December 13, 2018, by and among Borrower, the lenders and issuing banks party thereto from time to time, Société Générale, as administrative agent, and the other agents and arrangers party thereto from time to time.

“Revolving Facility Administrative Agent” means, from time to time, the administrative agent under the Revolving Credit Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

“Sabine Pass Project” means the LNG terminal located in Cameron Parish, Louisiana that, as of the date hereof, is owned and operated by Sabine Pass LNG, L.P.

“Sanctions” as defined in Section 4.23 (Sanctions; Anti-Corruption; PATRIOT Act).

“Sanctions Laws” as defined in Section 4.23 (Sanctions; Anti-Corruption; PATRIOT Act).

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Hedging Agreement” means any Interest Rate Agreement or Currency Agreement permitted pursuant to Section 6.9 (Speculative Transactions) and entered into by Borrower with a Qualified Hedging Counterparty.

“Secured Parties” has the meaning assigned to the term “First Lien Secured Parties” in the Intercreditor Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933.

“Security Documents” means the Pledge and Security Agreement, the Collateral Agency Appointment Agreement, the Control Agreements, if any, the Intercreditor Agreement and all other instruments, documents and agreements delivered by or on behalf of Borrower pursuant to this Agreement or any of the other Financing Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of the Credit Agreement Secured Parties, a Lien on any real, personal or mixed property of Borrower as security for the Obligations.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” means, with respect to any Person, that as of the date of determination, (i) both the then-present fair saleable value of the Person’s then-present assets is(a) greater than the total liabilities (including contingent liabilities) of such Person and (b) greater than the amount that will be required to pay the probable liabilities of such Person’s then-existing indebtedness as they become absolute and matured; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (iv) such Person is “solvent” within the meaning given that term under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPL” means Sabine Pass Liquefaction, LLC.

“SPL Change of Control” means CQP shall own, directly or indirectly, less than 50% of the voting and economic interests in SPL.

“SPL Project” means the Sabine Pass Liquefaction Project, the subject of FERC Docket Nos. CP11-72-000 and CP13-552-000, located on the Sabine Pass River in Cameron Parish, Louisiana.

“Subordinated Indebtedness” means any unsecured Indebtedness of Borrower which is subordinated to the Obligations pursuant to an instrument in writing reasonably satisfactory in form and substance to Administrative Agent; provided that such instrument shall include that: (a) the maturity of such subordinated debt shall be no shorter than the maturity of the Indebtedness evidenced hereby; (b) such subordinated debt shall not be amortized; and (c) no interest payments shall be made under such subordinated debt except from monies that are permitted to be distributed pursuant Section 6.10 (Restricted Payments).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other Persons performing similar functions having the power to direct or cause the direction of the management and policies of such business entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding; provided, further, that, notwithstanding anything to the contrary contained in this definition, SPL shall be a Subsidiary of Borrower for all purposes hereunder unless an SPL Change of Control shall have occurred. Unless otherwise specified, all references herein to “Subsidiaries” shall refer to Subsidiaries of Borrower.

“Subsidiary Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition (including through the issuance or sale of Equity Interests) to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of the businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, in each case, of any Subsidiary of Borrower, other than (a) sales or other dispositions of assets that are obsolete, worn-out, superfluous or no longer used or useful in the ordinary course of such Subsidiary’s business and that could not reasonably be expected to result in a Material Adverse Effect, (b) sales or other dispositions of LNG, Gas or other commercial products or inventory or equipment in the ordinary course of such Subsidiary’s business and the leasing or sub-leasing of real property in the ordinary course of the such Subsidiary’s business, (c) issuances of Equity Interests by such Subsidiary, (d) dispositions of Cash or Cash Equivalents, (e) dispositions in compliance with any applicable Government Rule or Government Approval, (f) sales, discounting or forgiveness of accounts receivable in the ordinary course of the such Subsidiary’s business or in connection with the collection or compromise thereof, (g) entry into or termination of any Interest Rate Agreement, Currency Agreement or Commodity Hedge Agreement (or any guarantees thereof), (h) any disposition of any Ingleside Marine Terminal Properties or (i) any disposition of (x) assets by CQH, CMI or CCH HoldCo II (or any of their respective Subsidiaries) or (y) any CQP IDRs or Equity Interests in CQP GP for aggregate consideration, when taken together with any disposition by Borrower of Equity Interests in CQH pursuant to clause (k) of the definition of “Asset Sale”, of less than $10,000,000 during any Fiscal Year and (j) any disposition of assets by any Subsidiary of Borrower other than CQH, CMI, CCH HoldCo II or any of their respective Subsidiaries for consideration of less than $75,000,000 in the aggregate during any Fiscal Year.

“Supported QFC” as defined in Section 2.25 (Acknowledgement Regarding Any Supported QFCs).

“Tax” means any and all present or future taxes, levies, imposts, duties, assessments, charges, fees, deductions or withholdings of any nature imposed by any Governmental Authority, including any interest, penalties or other additions thereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Terminated Lender” as defined in Section 2.20 (Removal or Replacement of a Lender).

“TL Proceeds Account” as defined in Section 5.12 (TL Proceeds Account).

“Trade Date” has the meaning set forth in Section 9.6(i) (Disqualified Institutions).

“Type of Loan” means, with respect to any Loan, a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Cash” means Borrower’s unrestricted cash, calculated on a consolidated basis in accordance with GAAP (and including, for the avoidance of doubt, any cash held in any account subject to a Control Agreement or otherwise pledged to the Lenders in connection with the Financing Documents (other than the TL Proceeds Account)).

“U.S. Tax Compliance Certificate” as defined in Section 2.17(c)(ii) (Status of Lenders).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Withholding Agent” means Borrower and Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1(a) (Quarterly Financial Statements) and 5.1(b) (Annual Financial Statements) shall be prepared in accordance with GAAP as in effect at the time of such preparation. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Financing Document, and Borrower shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in conformity with those accounting principles and policies as in effect immediately prior to such change, and (ii) for the first time that such financial ratios or requirements hereunder are calculated after such change in GAAP Borrower shall provide to Administrative Agent and the Lenders a reconciliation between calculations of any applicable ratio or requirement made before and after giving effect to such change in GAAP.

1.3    Interpretation, Etc.

Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-

lease and sub-license, as applicable. A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation. In this Agreement, where the terms “continuing”, “continuance” or words to similar effect are used in relation to a Default or an Event of Default, the terms shall mean only, in the case of a Default, that the applicable event or circumstance has not been waived or, if capable of being cured, cured, prior to the event becoming or resulting in an Event of Default, and in the case of an Event of Default, that such event or circumstance has not been waived. Unless the context requires otherwise any definition of or reference to any agreement, instrument or other document herein or in any Financing Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, renewed, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein).

1.4    Timing of Payment or Performance.

Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day (it being understood that the foregoing shall cause any grace period associated with any such payment obligation or performance of any covenant, duty or obligation to extend to the immediately succeeding Business Day as well).

1.5    Negative Covenant Compliance and Other Calculations.

For purposes of determining whether Borrower complies with any exception to Section 6 (Negative Covenants) (other than the Financial Covenants) where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit Borrower from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder. For avoidance of doubt, with respect to determining whether Borrower complies with any negative covenant in Section 6 (Negative Covenants) (other than the Financial Covenants), to the extent that any obligation, transaction or action could be attributable to more than one exception to any such negative covenant, Borrower may categorize or re-categorize all or any portion of such obligation, transaction or action to any one or more exceptions to such negative covenant that permit such obligation, transaction or action.

1.6    Certifications.

All certifications to be made hereunder by an officer or representative of Borrower shall be made by such a Person in his or her capacity solely as an officer or a representative of Borrower, on Borrower’s behalf and not in such Person’s individual capacity.

1.7    Rounding.

Any financial ratios required to be maintained by Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

1.8    Divisions.

For all purposes under the Financing Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2.    LOANS

2.1    Loans.

(a)    Commitments. During the Availability Period, subject to the terms and conditions hereof, each Lender agrees to make Loans to Borrower in an amount equal to such Lender’s Pro Rata Funding Share of the requested Loan up to but not exceeding such Lender’s Commitment. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. On each Borrowing Date, each Lender’s Commitment shall be immediately and without further action reduced by such Lender’s Pro Rata Funding Share of the amount of Loans funded by such Lender on such Borrowing Date.

(b)    Borrowing Mechanics.

(i)    Loans shall be made in an aggregate minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount, or, if the remaining total Commitments are less than $2,000,000, such remaining amount.

(ii)    There shall be no more than six Borrowings.

(iii)    Borrower shall deliver to Administrative Agent a fully executed Borrowing Notice no later than (x) 12:00 p.m. (New York City time) one Business Day prior to a Borrowing Date with respect to Base Rate Loans and (y) 12:00 p.m. (New York City time), three Business Days prior to a Borrowing Date with respect to LIBO Rate Loans (or such shorter period as may be acceptable to Administrative Agent). Promptly upon receipt by Administrative Agent of such Borrowing Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(iv)    Notice of receipt of each Borrowing Notice in respect of a Loan, together with the applicable interest rate, shall be provided by Administrative Agent to each Lender in accordance with Section 9.1(b)(i) (Electronic Communications) with reasonable promptness, but (provided Administrative Agent shall have received such notice by 12:00 p.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrower.

(v)    Each Lender shall make an amount equal to such Lender’s Pro Rata Funding Share of each requested Loan available to Administrative Agent not later than 1:00 p.m. (New York City time) on the applicable Borrowing Date, by wire transfer of immediately available funds at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Borrowing Date by causing an amount of immediately available funds equal to the proceeds of all such Loans received by Administrative Agent from the Lenders to be (x) paid to Borrower’s account specified in the Borrowing Notice or (y) paid directly to the applicable payee’s account as specified by Borrower in the Borrowing Notice.

(iv)    Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement; and provided, further, that, for the avoidance of doubt, each Lender exercising such option shall continue to be required to comply with its obligations under Section 2.18 (Obligation to Mitigate).

2.2    Pro Rata Shares; Availability of Funds.

(a)    Pro Rata Shares.

(i)    All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Funding Shares.

(ii)    No Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan in respect of which such other Lender has a Commitment requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan in respect of which such other Lender has a Commitment requested hereunder.

(b)    Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Borrowing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Borrowing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Borrowing Date, and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Borrowing Date (any such amount made available by Administrative Agent to Borrower, the “Corresponding Amount”). If such Corresponding Amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such Corresponding Amount on demand from such Lender, together with interest thereon, for each day from such Borrowing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event that Administrative Agent does not make available to Borrower a requested amount on the applicable Borrowing Date until such time as all applicable Lenders have made payment to Administrative Agent, Administrative Agent shall deem any payment by or on behalf of a Lender hereunder that is not made in immediately available funds prior to the time period specified herein and such delay causes Administrative Agent’s failure to fund to Borrower in accordance with its Borrowing Notice, a non-conforming payment and such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount. If such Lender does not pay such Corresponding Amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such Corresponding Amount to Administrative Agent together with interest thereon, for each day from such Borrowing Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Loans. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender.

2.3    Use of Proceeds. The proceeds of the Loans made on any Borrowing Date shall be applied by Borrower as follows: (a) indirectly, to repay outstanding obligations under the EIG NPA, (b) to repay and/or repurchase all or a part of the outstanding obligations under the 2021 Notes Indenture, and (c) to pay transaction fees, commissions and expenses related to the Financing Documents and the borrowing of the Loans.

2.4    Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or Borrower’s Obligations in respect of any applicable Loans; and provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)    Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of all Lenders; the Commitment and Loans of each Lender; and principal amounts (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans or (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 9.6 (Successors and Assigns; Participations), and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or Borrower’s Obligations in respect of any Loan. Borrower hereby designates Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(c)    Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.6 (Successors and Assigns; Participations)) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after receipt by Borrower of such notice) a Note or Notes to evidence such Lender’s Loan.

2.5    Interest on Loans.

(a)    Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)    if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)    if a LIBO Rate Loan, at the Adjusted LIBO Rate plus the Applicable Margin.

(b)    The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBO Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Borrowing Notice or Conversion/Continuation Notice, as the case may be.

(c)    In connection with LIBO Rate Loans there shall be no more than six Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a LIBO Rate Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, such Loan (if not then outstanding) will be made as (or if outstanding as a Base Rate Loan will remain as) a Base Rate Loan, or if outstanding as a LIBO Rate Loan, will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan. In the event Borrower fails to specify an Interest Period for any LIBO Rate Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 12:00 p.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBO Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d)    Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365 or 366 day year, as the case may be, and (ii) in the case of LIBO Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBO Rate Loan, the date of conversion of such LIBO Rate Loan to such Base Rate Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBO Rate Loan, the date of conversion of such Base Rate Loan to such LIBO Rate Loan, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)    Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity, including on the Final Maturity Date; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

2.6    Conversion/Continuation.

(a)    Subject to Section 2.15 (Making or Maintaining LIBO Rate Loans) and so long as no Default or Event of Default shall have occurred and then be continuing.

(i)    Borrower shall have the option to convert at any time all or any part of any Loan, equal to $2,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided that a LIBO Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBO Rate Loan if Borrower shall pay all amounts due under Section 2.15 (Making or Maintaining LIBO Loans) in connection with any such conversion; or

(ii)    in the case of LIBO Rate Loans, Borrower shall have the option upon the expiration of any Interest Period applicable to any LIBO Rate Loan, to continue all or any portion of such Loan equal to $2,000,000 and integral multiples of $1,000,000 in excess of that amount as a LIBO Rate Loan.

(b)    Subject to Section 3.3 (Notices), Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBO Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBO Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Borrowing

Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

2.7    Default Interest. If the principal amount of, any interest on or any fees in respect of the Loans shall not be paid when due, such overdue amount shall bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any interest payments or any fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided that, in the case of LIBO Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBO Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.8    Fees.

(a)    Borrower agrees to pay to each Lender who holds remaining undrawn Commitments commitment fees equal to 30% of the Applicable Margin for LIBO Rate Loans multiplied by the average of the daily amount of remaining outstanding Commitments (the “Commitment Fees”).

(b)    All Commitment Fees shall be paid to Administrative Agent at its Principal Office, and upon receipt Administrative Agent shall promptly distribute to each applicable Lender its Pro Rata Funding Share (calculated based on the average of the daily amount of such Lender’s remaining outstanding Commitments over the applicable period) thereof.

(c)    All Commitment Fees shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year during the Availability Period, commencing on the first such date to occur after the Closing Date, and on the Commitment Termination Date.

(d)    Borrower agrees to pay to the Lenders duration fees (i) on, and subject to the occurrence of, the first anniversary of the Closing Date, in an amount equal to 0.25% multiplied by the aggregate amount of Commitments as of the earlier to occur of (x) the first Borrowing Date (prior to giving effect to any Loans made on such date) and (y) 45 days following the Closing Date and (ii) on, and subject to the occurrence of, the second anniversary of the Closing Date, in an amount equal to 0.50% multiplied by the aggregate amount of Commitments as of the earlier to occur of (x) the first Borrowing Date (prior to giving effect to any Loans made on such date) and (y) 45 days following the Closing Date (the fees payable pursuant to the preceding clauses (i) and (ii), the “Duration Fees”). Notwithstanding anything else in this Agreement to the contrary, the applicable portion of the Duration Fees shall, for the avoidance of doubt, only be payable on and subject to the occurrence of the first and second anniversaries of the Closing Date, as applicable.

(e)    All Duration Fees shall be paid to Administrative Agent at its Principal Office, and upon receipt Administrative Agent shall promptly distribute to each applicable Lender its Pro Rata Share thereof based on the Loan Exposure of each such Lender as of the first and second anniversaries of the Closing Date, as applicable; provided that, solely for purposes of this clause (e), each Lender’s Pro Rata Share shall be calculated without giving effect to any Commitment Increase or Loans made pursuant thereto.

(f)    In addition to any of the foregoing fees, Borrower agrees to pay to the Agents and to Administrative Agent for the account of the Lenders such other fees in the amounts and at the times separately agreed upon (including pursuant to the Fee Letters).

2.9    Repayment. Subject to Sections 2.10(a) (Voluntary Prepayments) and 2.11 (Mandatory Prepayments; Commitment Termination), the principal of, and all other amounts owed hereunder with respect to the Loans shall be paid in full no later than the Final Maturity Date. On each Borrowing Date on which a Loan is funded, each Lender’s Commitment shall be immediately and without further action reduced by such Lender’s Pro Rata Funding Share of the amount of Loans funded by such Lender on such Borrowing Date.

2.10    Voluntary Prepayments/Commitment Reductions.

(a)    Voluntary Prepayments.

(i)    At any time and from time to time Borrower may, without premium or penalty, prepay Loans on any Business Day in whole or in part, in an aggregate minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount; provided that, in any such case, such minimum amounts shall not apply to a prepayment of all outstanding Loans;

(ii)    All such prepayments shall be made:

(A)    upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(B)    upon not less than three Business Days’ prior written or telephonic notice in the case of LIBO Rate Loans;

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice by facsimile or telephone to each applicable Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that such prepayment obligation may be conditioned on the occurrence of any subsequent event (including a refinancing transaction). Any such voluntary prepayment shall be applied as specified in Section 2.12(a) (Application of Voluntary Prepayments).

(b)    Voluntary Commitment Reductions.

(i)    Borrower may, upon not less than three Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent (which original written notice Administrative Agent will promptly transmit by facsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments; provided that any such partial reduction of the Commitments shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)    Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Funding Share thereof; provided that any such termination or reduction may be conditioned on the occurrence of any subsequent event (including a refinancing transaction).

(iii)    Reductions of Commitments made pursuant to the final paragraph of Section 2.21 (Increased Commitments) shall not be subject to clauses (i) and (ii) above.

(c)    Revolving Credit Agreement. For the avoidance of doubt, loans and other amounts due under the Revolving Credit Agreement and RCF Commitments may, from time to time, be voluntarily prepaid, repaid or terminated, as applicable, without requiring a pro rata prepayment and/or termination of Loans or Commitments under this Agreement.

2.11    Mandatory Prepayments; Commitment Termination.

(a)    Asset Sales. No later than the fifth Business Day following the date of receipt by Borrower of any Net Asset Sale Proceeds, Borrower shall prepay the Loans as set forth in Section 2.12(b) (Application of Mandatory Prepayments) and Section 2.12(e) (Intercreditor) in an aggregate amount equal to the lesser of (i) such Net Asset Sale Proceeds and (ii) the amount necessary to prepay in full the Loans and pay any other amounts due pursuant to Section 2.12(b) (Application of Mandatory Prepayments) and Section 2.12(e) (Intercreditor); provided that, so long as no Event of Default shall have occurred and be continuing, Borrower may, upon written notice to Administrative Agent within such five-Business Day period of its intention to do so, use such Net Asset Sale Proceeds within 365 days of receipt thereof by Borrower to (A) purchase replacement assets or other assets useful to the business of Borrower and its Subsidiaries (including purchases of Equity Interests or lines of business), (B) otherwise reinvest such Net Asset Sale Proceeds in a Permitted Business or (C) if such Net Asset Sale Proceeds are in respect of any Major Asset Sale, make a Restricted Payment subject to the satisfaction of the conditions set forth in Section 6.10 (Restricted Payments), which 365-day period may be extended by an additional 180 days if Borrower shall have provided to Administrative Agent a binding commitment to make any such purchase or re-investment or Restricted Payment.

(b)    Net Debt Proceeds. No later than the third Business Day following the date of receipt by Borrower of any Net Debt Proceeds, Borrower shall prepay the Loans as set forth in Section 2.12(b) (Application of Mandatory Prepayments) and Section 2.12(e) (Intercreditor) in an aggregate amount equal to such Net Debt Proceeds.

(c)    Changes of Control. No later than the third Business Day following a Prepayment Change of Control, Borrower shall prepay the Loans as set forth in Section 2.12(b) (Application of Mandatory Prepayments); provided that if the Loans are rated by at least one Ratings Agency (or, if the Loans are not rated by any Ratings Agencies, at least one Ratings Agency has assigned a rating to the corporate family of Borrower and its Subsidiaries), then such prepayments shall only be required if a Rating Decline shall have occurred during the applicable Rating Decline Period. Upon any prepayment pursuant to this Section 2.11(c), the Commitments shall be terminated and permanently reduced to zero.

(d)    Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Commitments pursuant to this Section 2.11, Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans and/or permanent reduction of the Commitments in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.12    Application of Prepayments.

(a)    Application of Voluntary Prepayments. With respect to each prepayment made pursuant to Section 2.10(a) (Voluntary Prepayments), on the date specified in the notice of prepayment delivered pursuant to Section 2.10(a)(ii) (Voluntary Prepayments), such prepayment of the Loans shall be applied pro rata to:

(i)    the principal of, and accrued but unpaid interest on, the Loans to be prepaid;

(ii)    any additional amounts required to be paid pursuant to Section 2.15(c) (Compensation for Breakage or Non-Commencement of Interest Periods); and

(iii)    any other Obligations due in connection with any prepayment under the Financing Documents.

(b)    Application of Mandatory Prepayments. Any amount required to be paid pursuant to Section 2.11 (Mandatory Prepayments; Commitment Termination) shall be applied pro rata to:

(c)    (i)    the principal of, and accrued but unpaid interest on, the Loans;

(i)    any additional amounts required to be paid pursuant to Section 2.15(c) (Compensation for Breakage or Non-Commencement of Interest Periods); and

(ii)    any other Obligations due in connection with any prepayment under the Financing Documents.

(d)    Application of Prepayments of Loans to Base Rate Loans and LIBO Rate Loans. Any prepayment of the Loans shall be applied first to Base Rate Loans to the full extent thereof, before application to LIBO Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.15(c) (Compensation for Breakage or Non-Commencement of Interest Periods).

(e)    Intercreditor. Notwithstanding anything to the contrary in this Agreement, to the extent amounts required to be applied to mandatorily prepay any Obligations pursuant to the terms of Section 2.11 (Mandatory Prepayments; Commitment Termination) and this Section 2.12 also are required to be applied to mandatorily prepay obligations outstanding under the Revolving Credit Agreement, such amounts shall be applied pro rata between the applicable Obligations under this Agreement, on the one hand, and the applicable obligations outstanding and cash collateral requirements under the Revolving Credit Agreement, on the other, in accordance with and subject to the terms of the Intercreditor Agreement.

2.13    General Provisions Regarding Payments.

(a)    All payments by Borrower of principal, interest, fees and other Obligations shall be made in immediately available funds, without reduction, defense, recoupment, setoff or counterclaim, free of any restriction or condition, and, except as otherwise required herein, delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders.

(b)    All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)    Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)    Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans, in lieu of its Pro Rata Funding Share of any LIBO Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)    Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment Fees hereunder.

(f)    Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in immediately available funds prior to 3:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a) (Failure to Make Payments When Due). Interest and fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 (Default Interest) from the date such amount was due and payable until the date such amount is paid in full.

(g)    If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 7.1 (Events of Default) or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Administrative Agent or Collateral Agent in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 4.1 (Recoveries) of the Collateral Agency Appointment Agreement.

2.14    Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Security Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Financing Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Financing Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (i) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution) or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.15    Making or Maintaining LIBO Rate Loans.

(a)    Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBO Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted LIBO Rate, Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBO Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Borrowing Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b)    Illegality or Impracticability of LIBO Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its LIBO Rate Loans has become unlawful as a result of compliance by such Lenders in good faith with any treaty, Government Rule or guideline (or would conflict with any such treaty, Government Rule or guideline not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of LIBO Rate Loans has become impracticable or unavailable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, any Lender requesting compensation under this Section 2.15 shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, LIBO Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBO Rate Loan then being requested by Borrower pursuant to a Borrowing Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding LIBO Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBO Rate Loan then being requested by Borrower pursuant to a Borrowing Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.15(c) (Compensation for Breakage or Non-Commencement of Interest Periods), to rescind such Borrowing Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c)    Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, within 30 days of written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to lenders of funds borrowed by it to make or carry its LIBO Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBO Rate Loan does not occur on a date specified therefor in a Borrowing Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBO Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBO Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its LIBO Rate Loans is not made on any date specified in a notice of prepayment given by Borrower. With respect to any Lender’s claim for compensation under this Section 2.15, Borrower shall not be required to compensate such Lender for any amount incurred more than 180 calendar days prior to the date that such Lender notifies Borrower of the event that gives rise to such claim.

(d)    Booking of LIBO Rate Loans. Any Lender may make, carry or transfer LIBO Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)    Assumptions Concerning Funding of LIBO Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 (Increased Costs; Capital Adequacy) shall be made as though such Lender had actually funded each of its relevant LIBO Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBO Rate in an amount equal to the amount of such LIBO Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, that each Lender may fund each of its LIBO Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16 (Increased Costs; Capital Adequacy).

2.16    Increased Costs; Capital Adequacy.

(a)    Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.17 (Taxes; Withholding, Etc.) (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include each Agent for purposes of this Section 2.16(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the issuance or enactment of any treaty, Government Rule or guideline, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying treaty, Government Rule or guideline was issued or enacted prior to the Closing Date), including the introduction of any new treaty, Government Rule or guideline but excluding solely proposals thereof, or any determination of a Governmental Authority, in each case that becomes effective after the Closing Date, or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the Closing Date (in each case, a “Change in Law”): (i) subjects such Lender (or its applicable lending office or Affiliate) or any company controlling such Lender to any additional Tax (other than any Indemnified Taxes or Other Taxes covered by Section 2.17 (Taxes; Withholding, Etc.) and Excluded Taxes) with respect to this Agreement or any of the other Financing Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, Federal Deposit Insurance Corporation insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBO Rate Loans that are reflected in the definition of Adjusted LIBO Rate) or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost or decrease the yield to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) hereunder; then, in any such case, Borrower shall pay to such Lender, within 30 days following receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in yield or amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Notwithstanding any of the foregoing, a Lender shall be entitled to request compensation for increased costs or expenses described in this Section 2.16(a) only to the extent it is the general practice or policy of such Lender to request such compensation from other borrowers under comparable facilities under similar circumstances.

(b)    Capital Adequacy Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the introduction, adoption, effectiveness, phase in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, Commitments or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such introduction, adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, for all purposes of the Financing Documents, subsections (a) and (b) of this Section 2.16 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued or promulgated by (i) any United States or foreign regulatory authority under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) the Bank for International Settlements, the United States regulatory authorities or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to Section 2.16(b) if it shall not at the time be the general policy or practice of such Lender to demand such compensation from similarly situated borrowers.

(c)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

2.17    Taxes; Withholding, Etc.

(a)    Payments to Be Free and Clear. All sums payable by or on behalf of Borrower hereunder and under the other Financing Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax, except to the extent required by law.

(b)    Withholding of Taxes. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then: (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding; (ii) the applicable Withholding Agent shall pay, or cause to be paid, the full amount deducted or withheld to the appropriate Governmental Authority before the date on which penalties attach thereto; and (iii) if the Tax is an Indemnified Tax and unless otherwise provided in this Section 2.17, the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of the deduction, withholding or payment for Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section 2.17(b)), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction, withholding or payment for Indemnified Taxes been made.

(c)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(c)(ii)(A), (c)(ii)(B) and (c)(ii)(D) and 2.17(h) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender and Agent that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)    to the extent a Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption under Section 881(c) of the Internal Revenue Code, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)    any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)    Société Générale, as Administrative Agent, and any successor or supplemental Administrative Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, shall deliver to Borrower, on or prior to the date on which it becomes a party to this Agreement, two duly completed copies of IRS Form W-8IMY, with the effect that Borrower may make payments to Administrative Agent, to the extent such payments are received by Administrative Agent as an intermediary, without deduction or withholding of any Taxes imposed by the United States.

Each Lender agrees that if any form or certification it previously delivered (under this Section 2.17(c) or under Section 2.17(h)) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(d)    Without limiting the provisions of Section 2.17(b), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law or, at the option of Administrative Agent, timely reimburse it for the payment of Other Taxes. Borrower shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder as soon as practicable after payment of such Other Taxes.

(e)    Within 30 days after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.17, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f)    Borrower shall indemnify Administrative Agent and any Lender, within ten days after demand therefor, for the full amount of Indemnified Taxes (including any such Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by Administrative Agent or Lender or required to be withheld or deducted from a payment to Administrative Agent or Lender and for any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund, of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Taxes resulting in such indemnification payments or additional amounts and giving rise to such refund had never been deducted, withheld or otherwise imposed and such indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    If a payment made to a Lender under any Financing Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Financing Document.

2.18    Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender that is directly or indirectly responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Sections 2.15 (Making or Maintaining LIBO Rate Loans), 2.16 (Increased Costs; Capital Adequacy) or 2.17 (Taxes; Withholding, Etc.), it will (at the request of Borrower), to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, fund or maintain its Borrowings, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Sections 2.15 (Making or Maintaining LIBO Rate Loans), 2.16 (Increased Costs; Capital Adequacy) or 2.17 (Taxes; Withholding, Etc.) would be eliminated or materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.19    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 (Events of Default) or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 9.4 (Set Off) shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if there are outstanding Loans that were made at a time when the conditions set forth in Section 3 (Conditions Precedent) were satisfied or waived, such residual payment shall be applied first to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their remaining Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.19(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)    Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.8(a) (Fees) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)    Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their remaining Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.20    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15 (Making or Maintaining LIBO Rate Loans), 2.16 (Increased Costs; Capital Adequacy) or 2.17 (Taxes; Withholding, Etc.), and (ii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; (b) (i) any Lender shall become a Defaulting Lender and continues to be a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.19(b) (Defaulting Lender Cure) within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.5(b) (Affected Lenders’ Consent), the consent of the Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 9.6 (Successors and Assigns; Participations) and Borrower shall pay the fees, if any, payable thereunder and any other expenses incurred by Borrower or the Credit Agreement Secured Parties in connection with any such assignment from an Increased Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided that (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.8 (Fees) (but, in the case of any Defaulting Lender, subject to Section 2.19(a)(ii) (Certain Fees)); (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15(c) (Compensation for Breakage or Non-Commencement of Interest Periods), 2.16 (Increased Costs; Capital Adequacy) or 2.17 (Taxes; Withholding, Etc.) or otherwise, as if it were a prepayment (without regard to any pro rata payment obligation in respect of any other Loans); (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; and (4) in the case of any such assignment resulting from a claim for payment under Section 2.16 (Increased Costs; Capital Adequacy) or 2.17 (Taxes; Withholding, Etc.), or payments required to be made pursuant to Section 2.17 (Taxes; Withholding, Etc.), such assignment will result in a reduction of such payments. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.6 (Successors and Assigns; Participations). In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.6 (Successors and Assigns; Participations) on behalf of a Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.6 (Successors and Assigns; Participations).

2.21    Increased Commitments. Borrower shall have the right, at any time after the Closing Date and from time to time prior to the earlier of (x) the Commitment Termination Date and (y) the maturity date under the 2021 Notes Indenture, to increase the aggregate Commitments hereunder up to a maximum aggregate amount equal to $2,750,000,000 (provided that such maximum aggregate amount shall be reduced on a dollar-for-dollar basis by the aggregate amount of Commitments that have been reduced or cancelled pursuant to Section 2.1(a) (Commitments) or Section 2.10(b) (Voluntary Commitment Reductions) following the Closing Date), by causing one or more Additional Commitment Lenders (which may include any existing Lender, provided that no existing Lender shall be obligated to increase its Commitment) to provide a (or, in the case of an existing Lender, to increase its) Commitment (each such increase, a “Commitment Increase”), provided that (i) no Lender shall have any obligation hereunder to become an Additional Commitment Lender and any election to do so shall be in the sole discretion of each Lender and (ii) each Additional Commitment Lender shall have entered into an agreement in form and substance reasonably satisfactory to Borrower and Administrative Agent pursuant to which such Additional Commitment Lender shall provide a Commitment (or, if such Additional Commitment Lender is an existing Lender, pursuant to which its Commitment shall be increased). Notwithstanding the foregoing, no Commitment Increase pursuant to this Section 2.21 shall be effective unless:

(a)    Borrower shall have given Administrative Agent notice of any such increase (x) with respect to any Commitment Increase occurring on or prior to the earlier of (A) the first Borrowing Date and (B) the date that is 45 days following the Closing Date, at least three Business Days prior to the relevant effective date of such Commitment Increase or (y) in the case of any other Commitment Increase, at least five Business Days prior to the relevant effective date of such Commitment Increase;

(b)    no Default or Event of Default shall have occurred and be continuing on such effective date;

(c)    as of the relevant calculation date immediately prior to such Commitment Increase, prior to and upon giving pro forma effect to such Commitment Increase, Borrower shall be in compliance with the Financial Covenants; and

(d)    as of such date, each of the representations and warranties of Borrower in the Financing Documents is true and correct in all material respects, except for (A) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (B) the representations and warranties that are not deemed repeated.

Each notice under clause (a) above shall be deemed to constitute a representation and warranty by Borrower as to the matters specified in clauses (b), (c) and (d) above. On the effective date of each Commitment Increase, Administrative Agent may, with the prior written consent of Borrower (not to be unreasonably withheld, conditioned or delayed), take any and all actions as may be reasonably necessary to ensure that, after giving effect to such Additional Commitment Lender’s Commitment Increase, the percentage of the aggregate Loans held by each Lender (including each such Additional Commitment Lender) will equal the percentage of the aggregate Commitments of all Lenders represented by such Lender’s Commitment (which may be accomplished, with the consent of Borrower (not to be unreasonably withheld, conditioned or delayed), (x) by requiring the outstanding Loans to be prepaid with the proceeds of a new Loan, (y) by causing non-increasing Lenders to assign portions of their outstanding Loans to Additional Commitment Lenders or (z) by a combination of the foregoing).

If any Commitment Increase occurs on or prior to the earlier of (x) the first Borrowing Date and (y) the date that is 45 days following the Closing Date, the Commitment of any Lender that is a Joint Lead Arranger as of the date of this Agreement may be reduced at the discretion of Borrower, acting in consultation with Administrative Agent and with the agreement of such Joint Lead Arranger, by an amount no greater than the amount that would result in such Lender’s Commitment equaling $150,000,000; provided that the aggregate of all such reductions of Commitments shall not exceed the aggregate amount of the Commitment Increases occurring on or prior to such earlier date. Upon any such Commitment Increase and/or Commitment reduction becoming effective, Administrative Agent shall distribute to the Borrower and each Lender a new Appendix A, which shall replace the existing Appendix A.

2.22    Currency Matters. All Obligations of Borrower under the Financing Documents shall be payable in Dollars. All calculations, comparisons, measurements or determinations under the Financing Documents shall be made in Dollars.

2.23    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

2.24    Amend and Extend. Borrower may at any time and from time to time request that all or a portion of the Loans be converted to extend the scheduled maturity date of any payment of principal with respect to all or a portion of any principal amount (any Loans which have been so converted, “Extended Loans”) and to provide for other terms consistent with this Section 2.24. In order to establish any Extended Loans, Borrower shall provide a notice to Administrative Agent (who shall provide a copy of such notice to each of Lenders, which such request shall be offered equally to all Lenders) (an “Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which shall not be materially more restrictive to Borrower (as determined in good faith by Borrower), when taken as a whole, than the terms of the Loans, unless (x) the Lenders of the Loans receive the benefit of such more restrictive terms or (y) any such provisions apply only after the Final Maturity Date (an “Extended Loan Permitted Other Provision”); provided, however, that (i) the scheduled Final Maturity Date shall be extended, (ii) (A) the interest margins with respect to the Extended Loans may be higher or lower than the interest margins for the Loans and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) the Extended Loans may not participate with the existing Loans on a greater than pro rata basis in any voluntary or mandatory repayments or prepayments hereunder, and (iv) to the extent that any Extended Loan Permitted Other Provision is added for the benefit of any such Indebtedness, no consent shall be required by any Agent or any of the Lenders if such Extended Loan Permitted Other Provision is also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or if such Extended Loan Permitted Other Provision applies only after the Final Maturity Date. No Lender shall have any obligation to agree to have any of its Loans converted into Extended Loans pursuant to any Extension Request; provided that Borrower shall be entitled to exercise its right to remove any Lender who does not agree to such conversion as a Non-Consenting Lender pursuant to Section 2.20 (Removal or Replacement of a Lender).

(b)    Any Lender (an “Extending Lender”) wishing to have all or a portion of its Loans subject to such Extension Request converted into Extended Loans shall notify Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans subject to such Extension Request that it has elected to convert into Extended Loans. In the event that the aggregate amount of Loans subject to Extension

Elections exceeds the amount of Extended Loans requested pursuant to the Extension Request, Loans subject to Extension Elections shall be converted to Extended Loans on a pro rata basis based on the amount of Loans included in such Extension Election.

(c)    Extended Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.24 and notwithstanding anything to the contrary set forth in Section 9.5 (Amendments and Waivers), shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans) executed by Borrower, Administrative Agent and the Extending Lenders. In addition to any terms and changes required or permitted by this Section 2.24 each Extension Amendment may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity of new Loans incurred following the date of such Extension Amendment.

(d)    Notwithstanding anything to the contrary contained in this Agreement, on any date on which any existing Loans are converted to extend the related scheduled maturity date(s) in accordance with this Section 2.24, in the case of the existing Loans of each Extending Lender, the aggregate principal amount of such existing Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Loans so converted by such Lender on such date, and the Extended Loans shall be established as a separate class of Loans (together with any other Extended Loans so established on such date).

(e)    Administrative Agent and the Lenders hereby (i) consent to the consummation of the transactions contemplated by this Section 2.24 (including, for the avoidance of doubt, payment of any principal, interest, fees, or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Amendment) and (ii) hereby waive any requirement to obtain the consent of the Requisite Lenders for any Extension Amendment that is effectuated pursuant to Section 2.24(c).

(f)    No conversion of Loans pursuant to any Extension Amendment in accordance with this Section 2.24 shall (i) constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement or (ii) be made if an Event of Default has occurred and is continuing.

2.25    Acknowledgement Regarding Any Supported QFCs. To the extent that the Financing Documents provide support, through a guarantee or otherwise, for Interest Rate Agreements, Currency Agreements or Commodity Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Financing Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Financing Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Financing Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 2.25, the following terms have the following meanings:

(i)    “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such part.

(ii)    “Covered Entity” means any of the following:

(A)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(B)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(C)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

(iii)    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

2.26    Effect of Benchmark Transition Event.

(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Financing Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Administrative Agent and Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth Business Day after

Administrative Agent has posted such proposed amendment to all Lenders and Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Requisite Lenders have delivered to Administrative Agent written notice that such Requisite Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 2.26 will occur prior to the applicable Benchmark Transition Start Date.

(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Administrative Agent, with the written consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed), will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)    Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or Lenders pursuant to this Section 2.26, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.26.

(d)    Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for a LIBO Rate Loan of, conversion to or continuation of LIBO Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon Adjusted LIBO Rate will not be used in any determination of Base Rate.

SECTION 3.    CONDITIONS PRECEDENT

3.1    Closing Date. The occurrence of the Closing Date is subject to the satisfaction or waiver of the following conditions precedent, in each case to the satisfaction of each of the Lenders, unless, in each case, waived by each of the Lenders:

(a)    Financing Documents. Administrative Agent shall have received true, correct and complete copies of the following documents, each of which shall have been duly authorized, executed and delivered by the parties thereto:

(i)    this Agreement;

(ii)    the Pledge and Security Agreement;

(iii)    the Intercreditor Agreement;

(iv)    the Fee Letters; and

(v)    the Collateral Agency Appointment Agreement.

(b)    Revolving Credit Agreement Amendment. Administrative Agent shall have received a true, correct and complete copy of an amendment to the Revolving Credit Agreement in the form attached hereto as Exhibit H, which shall have been duly authorized, executed and delivered by the parties thereto.

(c)    Organizational Documents; Incumbency. Administrative Agent shall have received, in respect of Borrower, (i) each Organizational Document certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of Borrower, including each officer who is authorized to execute Borrowing Notices delivered under this Agreement, in substantially the form of Exhibit I hereto (with such amendments or modifications as may be approved by Administrative Agent); (iii) resolutions of the board of directors of Borrower, approving and authorizing the execution, delivery and performance of this Agreement and the other Financing Documents, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of Borrower’s jurisdiction of incorporation dated the Closing Date or a recent date prior thereto.

(d)    Historical Financial Statements. Administrative Agent shall have received the Historical Financial Statements.

(e)    Opinions from Counsel. Administrative Agent shall have received the legal opinion(s) of Sullivan & Cromwell LLP, as New York and special Delaware counsel to Borrower, in form and substance reasonably satisfactory to Administrative Agent and each Lender.

(f)    Bank Regulatory Requirements.

(i)    Each Lender shall have received, or had access to, at least three Business Days prior to the Closing Date, to the extent requested at least ten Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Terrorism and Money Laundering Laws.

(ii)    If Borrower qualifies as a “legal entity customer” within the meaning of the Beneficial Ownership Regulation, a Beneficial Ownership Certification for Borrower shall have been delivered at least one Business Day prior to the Closing Date.

(g)    Fees; Expenses. Administrative Agent shall have received for its own account, or for the account of the relevant Lender entitled thereto, all fees due and payable pursuant to the Financing Documents, and all costs and expenses (including costs, fees and expenses of legal counsel and consultants) payable thereunder for which invoices have been presented at least three days prior to the Closing Date.

(h)    Absence of Default. As of the Closing Date, no Default or Event of Default has occurred and is continuing.

(i)    Closing Date Certificate. Borrower shall have delivered to Administrative Agent an executed Closing Date Certificate, which shall include a certification of an Authorized Officer of Borrower as to the matters set forth in clause (h) above and clause (j) below.

(j)    Representations and Warranties. Each of the representations and warranties in the Financing Documents is true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date.

(k)    Solvency Certificate. Administrative Agent shall have received an executed solvency certificate in form, scope and substance reasonably satisfactory to Administrative Agent and demonstrating that Borrower is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.

(l)    Perfection of Security. Administrative Agent shall have received satisfactory evidence of the completion of all actions, recordings and filings of or with respect to the Security Documents that Administrative Agent may deem necessary or reasonably desirable in order to perfect the first priority Liens (subject only to Permitted Liens) created thereunder, including the delivery of the original certificates representing all Equity Interests in the Pledged Entities (in each case together with a duly executed transfer power and irrevocable proxy in substantially the form attached to the Pledge and Security Agreement) to Collateral Agent and the filing of UCC-3 financing statements.

(m)    Lien Searches. Administrative Agent shall have received the results of recent lien, judgment and litigation searches for Borrower in each jurisdiction applicable (in Administrative Agent’s reasonable opinion) to Borrower and such searches shall reveal no Liens on any of the assets of Borrower except for Permitted Liens and Liens discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to Administrative Agent.

(n)    Notes. Administrative Agent shall have received true, correct and complete copies of the Notes requested by the Lenders pursuant to Section 2.4 (Evidence of Debt; Register; Lenders’ Books and Records; Notes), each of which shall have been duly authorized, executed and delivered by Borrower.

3.2    Conditions to Each Borrowing.

The several obligation of each Lender to make a Loan on a Borrowing Date (other than the Closing Date) is subject to the satisfaction of the following conditions precedent, in each case to the satisfaction of the Requisite Lenders (unless waived by the Requisite Lenders) (or, in the case of a Borrowing made on the Closing Date, the satisfaction of each Lender (unless waived by each Lender)):

(a)    Borrowing Notice. Administrative Agent shall have received a duly executed Borrowing Notice, as required by and in accordance with, and meeting the requirements of, Section 2.1(b) (Borrowing Mechanics).

(b)    Representations and Warranties. As of the applicable Borrowing Date, each of the representations and warranties of Borrower in the Financing Documents is true and correct in all material respects, except for (A) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the applicable Borrowing Date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (B) the representations and warranties that are not deemed repeated.

(c)    Absence of Default. As of the applicable Borrowing Date, no Default or Event of Default has occurred and is continuing.

(d)    Credit Date Certifications. The Borrowing Notice delivered in accordance with Section 2.1(b) (Borrowing Mechanics) shall include a certification, dated as of such Borrowing Date, of an Authorized Officer of Borrower:

(i)    that each of the conditions precedent to the Borrowing, as set forth in this Section 3.2, has been satisfied as of the Borrowing Date (except that no certification shall be made or required from Borrower as to the satisfaction or reasonable satisfaction of an Agent or Lender with respect to any such condition precedent);

(ii)    that the proceeds of the Borrowing will be applied in accordance with Section 2.3 (Use of Proceeds); and

(iii)    that in the event that the proceeds of such Borrowing will be used for the purpose set forth in Section 2.3(a) (Use of Proceeds), that Borrower has sufficient funds available (in the form of Cash, Cash Equivalents, available and undrawn commitments under the Revolving Credit Agreement and/or Commitments) to prepay in full all outstanding Indebtedness under the EIG NPA.

3.3    Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation; provided that each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern. In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given. None of Administrative Agent or any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other Person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

In order to induce Agents and the Lenders to enter into this Agreement and to make each Loan to be made thereby, Borrower represents and warrants to each Agent and Lender on each of the Closing Date and each Borrowing Date, that the following statements are true and correct:

4.1    Organization; Requisite Power and Authority; Qualification. Each of Borrower and each of the Pledged Entities (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1; (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted in all material respects, and, in the case of Borrower, to enter into the Financing Documents and to carry out the transactions contemplated thereby; and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

4.2    Equity Interests and Ownership.

(a)    The Equity Interests of each of Borrower and each of the Pledged Entities have been duly authorized and validly issued. Set forth on Part I of Schedule 4.2 is a true, correct, and complete list of all Equity Interests in all Pledged Entities. As of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which any of the Pledged Entities is a party requiring, and there is no membership interest or other Equity Interests of any of the Pledged Entities outstanding which upon conversion or exchange would require, the issuance by any of the Pledged Entities of any additional membership interests or other Equity Interests of any of the Pledged Entities or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any of the Pledged Entities.

(b)    Except as set forth in Part II of Schedule 4.2, 100% of the Equity Interests in each Pledged Entity is owned directly by Borrower, and all such Equity Interests are owned free and clear of all Liens (other than Permitted Liens).

(c)    Borrower does not own any Equity Interests in any Person except for the Equity Interests set forth on Schedule 4.2 and Equity Interests in any Excluded Subsidiary.

4.3    Due Authorization. The execution, delivery and performance of the Financing Documents have been duly authorized by all necessary action on the part of Borrower.

4.4    No Conflict. The execution, delivery and performance by Borrower of each of the Financing Documents and the consummation of the transactions contemplated by the Financing Documents do not and will not (a) violate (i) any provision of any Government Rule or any Government Approval applicable to Borrower except to the extent such violation would not reasonably be expected to have a Material Adverse Effect or (ii) any of the Organizational Documents of Borrower; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets now owned or hereafter acquired by Borrower (other than any Permitted Lien); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Borrower, except for such approvals or consents (i) that have been obtained or are reasonably expected to be received at the time required and all such consents and approvals that have been obtained remain in full force and effect or (ii) the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

4.5    Government Approvals. The execution, delivery and performance by Borrower of the Financing Documents and the consummation of the transactions contemplated by the Financing Documents do not and will not require any Government Approval, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6    Binding Obligation. Each Financing Document has been duly executed and delivered by Borrower and each Financing Document that contains Contractual Obligations is the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by general equitable principles.

4.7    Financial Statements. The financial statements of Borrower furnished to Administrative Agent pursuant to Section 5.1 (Financial Statements and Other Reports) (or pursuant to Section 3.1(d) (Historical Financial Statements) or otherwise) were prepared in conformity with GAAP, and fairly present, in all material respects, the financial position, on a consolidated basis, of Borrower and its Subsidiaries as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of Borrower and its Subsidiaries for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, Borrower has no contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the financial statements or the notes thereto and which in any such case is material in relation to the business, operations and financial condition of Borrower and its Subsidiaries, taken as a whole.

4.8    No Material Adverse Effect. (i) As of the Closing Date, since December 31, 2019 (or, with respect to non-financial statement disclosure, since the date of the Borrower’s most recent quarterly report on Form 10-Q), and (ii) at any time this representation and warranty is made thereafter, since the Closing Date, no event, circumstance or change has occurred, and there are no facts known (or which upon the reasonable exercise of diligence should be known) to Borrower

(other than matters of a general economic nature), that have caused or evidence, or that would reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.9    Adverse Proceedings. There are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is (i) in violation of any Government Rule (including Environmental Laws) in any jurisdiction that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (ii) subject to or in default with respect to any Government Rule, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.10    Payment of Taxes. All federal income Tax returns and all other material Tax returns and reports of Borrower required to be filed have been timely filed, and all Taxes shown on such Tax returns to be due and payable and any other material Taxes required to be paid by Borrower have been paid when due and payable or remitted on a timely basis, as applicable, or are being contested in good faith by appropriate proceedings with reserves, or other appropriate provisions, as shall be required in conformity with GAAP, maintained therefor.

4.11    Properties.

(a)    Title. Borrower has (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of its properties and assets reflected in its financial statements referred to in Section 4.7 (Financial Statements). Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)    Real Estate. As of the Closing Date, Schedule 4.11 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) in respect of each Real Estate Asset.

4.12    Intellectual Property. As of the Closing Date, Borrower has no material Intellectual Property.

4.13    Environmental Matters. (a) Neither Borrower nor any of its Subsidiaries is subject to any outstanding written Adverse Proceeding, order, consent decree or settlement agreement with any Person relating to any Environmental Law that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (b) neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or letter or written request for information under any comparable foreign, state, provincial or territorial law the subject of which would reasonably be expected to result in a Material Adverse Effect; (c) to Borrower’s Knowledge, there are, and have been, no facts, circumstances, conditions or occurrences which would reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (d) Borrower and its Subsidiaries are and have been in compliance with all current Environmental Laws and the requirements of any Government Approvals issued pursuant to Environmental Laws, except to the extent that no Material Adverse Effect individually or in the aggregate would reasonably be expected to result.

4.14    No Defaults. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, would reasonably be expected to constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

4.15    Investment Company Act of 1940. Borrower is not an “investment company” as defined in the Investment Company Act of 1940.

4.16    Federal Reserve Regulations; Exchange Act.

(a)    Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)    No portion of the proceeds of any Borrowing shall be used in any manner, whether directly or indirectly, that causes or would reasonably be expected to cause, such Borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.17    Employee Matters. There is (a) no material strike or work stoppage in existence or threatened involving Borrower, Cheniere Energy Shared Services, Inc. or Cheniere LNG O&M Services, LLC and (b) to the Knowledge of Borrower, (i) no union representation question existing with respect to the employees of Borrower, Cheniere Energy Shared Services, Inc. or Cheniere LNG O&M Services, LLC and (ii) no union organization activity with respect to the employees of Borrower, Cheniere Energy Shared Services, Inc. or Cheniere LNG O&M Services, LLC is taking place. The hours worked by and payments made to employees of Borrower, Cheniere Energy Shared Services, Inc. or Cheniere LNG O&M Services, LLC have not been in violation of the Fair Labor Standards Act of 1938, or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters in any manner which would reasonably be expected to result in a Material Adverse Effect. All payments due from Borrower, Cheniere Energy Shared Services, Inc. and Cheniere LNG O&M Services, LLC, or for which any claim may be made against Borrower, Cheniere Energy Shared Services, Inc. or Cheniere LNG O&M Services, LLC, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower and its applicable Subsidiaries, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

4.18    Employee Benefit Plans.

(a)    Borrower and each of its Subsidiaries are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan in all material respects;

(b)    each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status;

(c)    no liability to the PBGC (other than required premium payments), the IRS, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower;

(d)    no ERISA Event has occurred or is reasonably expected to occur;

(e)    except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or any of its respective Subsidiaries; and

(f)    Borrower and each of its Subsidiaries have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan;

in each of subclause (a) through (f), except as would not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

4.19    Certain Fees. No broker’s or finder’s fee or commission with respect to the Financing Documents will be payable except as payable to Agents and Lenders.

4.20    Solvency. As of the Closing Date, Borrower is and, upon the incurrence of any Obligation by Borrower on the Closing Date, Borrower will be, Solvent.

4.21    Compliance with Statutes, Etc. Borrower is in compliance with all Government Approvals and Government Rules, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.22    Disclosure. As of the Closing Date, no representation or warranty of Borrower contained in any Financing Document, and no information, documentation or other materials (other than projections and other forward-looking information and information of a general economic or industry-specific nature, “Information”) in any other documents, certificates or written statements furnished directly or indirectly to any Agent or Lender by or on behalf of Borrower or its Affiliates in connection with the transactions contemplated hereby is or will be, when taken as a whole, not complete and correct in all material respects and the Information does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made and furnished, it being recognized by each other party hereto and the Agents and the Lenders that such projections as to future events are not a guarantee of financial performance and that actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material. The inclusion of any item in any Schedule, as an exception to any representation or warranty or otherwise, is not intended, and shall not be deemed, to imply that any such item is in any way material to Borrower’s business or to establish any standard of materiality. Matters disclosed in any Schedule (except in Schedules I, 4.1 and 4.2) are not necessarily limited to matters that are required by the Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by the Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of the Agreement or the scope of the disclosure obligations hereunder.

4.23    Sanctions; Anti-Corruption Laws; PATRIOT Act. To the extent applicable, neither Borrower nor any of its Subsidiaries nor, to the Knowledge of Borrower, any of their respective directors, officers, employees, agents or Affiliates is (i) the subject of any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control), or any other applicable U.S. sanctions authority, the United Nations, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”, and the associated laws, rules, regulations and orders promulgated or issued thereunder, collectively, “Sanctions Laws”), (ii) an entity or an organization owned or controlled by Persons, entities or a country, territory or region that is the target of Sanctions, or (iii) a Person located, organized or resident in a country, territory or region that is, or whose government is, the target of Sanctions, including, without limitation, as of the Closing Date the Crimea region, Cuba, Iran, North Korea and Syria. To the Knowledge of Borrower, each of Borrower, each of its Subsidiaries and each of their respective directors, officers, employees, agents and Affiliates is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anticorruption laws, rules, regulations and orders promulgated or issued thereunder (collectively, “Anti-Corruption Laws”) and (iii) the Anti-Terrorism and Money Laundering Laws, and Borrower and its Subsidiaries and Affiliates have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein. No part of the proceeds of the Loans will be used, directly or, to the Knowledge of Borrower, indirectly, (A) for the purpose of financing any activities or business of or with any Person or in any country or territory that is, to the Knowledge of Borrower, at such time the subject of any Sanctions or (B) in any other manner that would result in a violation of Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, or Sanctions Laws by any Person (including any Person participating in the Loans, whether as Agent, Lender or otherwise). There are no pending or, to the Knowledge of Borrower, threatened, legal proceedings, or, to the Knowledge of Borrower, any investigations by any governmental entity, with respect to violation of any Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, or Sanctions Laws relating to the business of Borrower or any of its Subsidiaries or Affiliates.

4.24    Security Documents. As of the Closing Date and thereafter, the Security Documents that have been delivered on or prior to the date this representation is made are effective to create, in favor of Collateral Agent for the benefit of the Credit Agreement Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary recordings and filings have been made in all necessary public offices, and all other necessary and appropriate action has been taken, so that the security interest created by each Security Document is a perfected Lien on and security interest in all right, title and interest of Borrower in the Collateral purported to be covered thereby (including delivery to Collateral Agent of the certificates evidencing all of the Equity Interests in each Pledged Entity, to the extent required pursuant to the Pledge and Security Agreement), prior and superior to all other Liens other than Permitted Liens. As of the Closing Date and thereafter, the descriptions of the Collateral set forth in each Security Document are true, complete, and correct in all material respects and are adequate for the purpose of creating, attaching and perfecting the Liens in the Collateral granted or purported to be granted in favor of Collateral Agent for the benefit of the applicable Secured Parties under and as contemplated in the Security Documents.

4.25    Insurance. All insurance required to be obtained by Borrower pursuant to Section 5.5 (Insurance) has been obtained and is in full force and effect, and all premiums then due and payable on all such insurance have been paid.

4.26    Nature of Business. Borrower has not and is not engaged in any business other than as permitted by this Agreement.

4.27    Ranking. The Financing Documents and the obligations evidenced thereby are, and will at all times be, direct and unconditional general obligations of Borrower and rank, and will at all times rank, in right of payment and otherwise at least pari passu with all other senior Indebtedness of Borrower, and senior in respect of Collateral recovery to all unsecured Indebtedness of Borrower and senior in right of payment to Subordinated Indebtedness of Borrower, in each case whether now existing or hereafter outstanding, subject to the terms of the Intercreditor Agreement.

4.28    Indebtedness; Investments. As of the Closing Date, Borrower has no (a) Indebtedness other than Indebtedness permitted pursuant to Section 6.1 (Indebtedness) and (b) Investments other than the Investments permitted pursuant to Section 6.4 (Investments).

4.29    Affected Financial Institutions. Borrower is not an Affected Financial Institution.

SECTION 5.    AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as the Commitments have not been terminated and until the Discharge of Obligations (other than contingent indemnification obligations with respect to which no claim is outstanding), Borrower shall perform all covenants in this Section 5.

5.1    Financial Statements and Other Reports. Borrower will deliver to Administrative Agent:

(a)    Quarterly Financial Statements. As soon as available, and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending June 30, 2020, the consolidated unaudited balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, in each case, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification (it being understood that the delivery by Borrower of a Quarterly Report on Form 10-Q shall satisfy the requirements of this Section 5.1(a));

(b)    Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ended December 31, 2020, (i) a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statement of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification; and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accountant of recognized national standing (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries, in each case, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP, applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) (it being understood that the delivery by Borrower of an Annual Report on Form 10-K shall satisfy the requirements of this Section 5.1(b));

(c)    Compliance Certificate. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 5.1(a) (Quarterly Financial Statements) and 5.1(b) (Annual Financial Statements), a duly executed and completed Compliance Certificate, certified as complete and correct by an Authorized Officer of Borrower;

(d)    [Reserved].

(e)    Notice of Default, Etc. As soon as practicable and in any event within five Business Days after Borrower obtains Knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower by Administrative Agent or the Requisite Lenders with respect thereto; (ii) that any Person has given any notice to Borrower or taken any other action with respect to any event or condition set forth in Section 7.1(b) (Default in Other Agreements or Instruments); or (iii) of the occurrence of any Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(f)    Notice of Litigation. As soon as practicable and in any event within five Business Days after any Authorized Officer of Borrower obtains Knowledge of (i) the institution of any Adverse Proceeding not previously disclosed in writing by Borrower to Administrative Agent and Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined would be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably requested by the Lenders to evaluate such matters;

(g)    ERISA. As soon as practicable and in any event no later than five Business Days after becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto;

(h)    Insurance. On an annual basis promptly following the renewal of Borrower’s insurance policies, a customary certificate from Borrower’s insurance broker(s) outlining all material insurance coverage maintained as of the date of such certificate by Borrower;

(i)    Public Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with any national securities exchange or regulator, including the SEC, or any Governmental Authority succeeding to any or all of its functions, in each case, that is not otherwise required to be delivered to Administrative Agent pursuant hereto;

(j)    Information Regarding Collateral.

(i)    Borrower will furnish to Collateral Agent prompt written notice of any change (A) in Borrower’s corporate name, (B) in Borrower’s identity or corporate structure, (C) in Borrower’s jurisdiction of organization or (D) in Borrower’s Federal Taxpayer Identification Number or state organizational identification number.

(ii)    Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(k)    Notice of Force Majeure Event; Force Majeure Election.

(i)    Promptly upon, but in all events within 30 days following, the occurrence of a Force Majeure Event, Borrower shall notify Administrative Agent of the occurrence of such event.

(ii)    If Borrower wishes to elect a Force Majeure Period with respect to any Force Majeure Event, it shall deliver notice to Administrative Agent of such election (a “Force Majeure Election Notice”) within 365 days following the delivery of the notice required to be delivered pursuant to clause (i) above. The Force Majeure Election Notice shall include (A) a summary of the actions that the applicable project entity intends to take with respect to the applicable Force Majeure Event and (B) a certificate of an independent engineer certifying that the proposed remedial actions (x) have eliminated or will eliminate the impact on the applicable project of any such Force Majeure Event and (y) have enabled or will enable the applicable project to generate production at a rate and at a quality sufficient for the project to meet its material obligations under commercial contracts that were in existence at the end of the Fiscal Quarter immediately following the final Fiscal Quarter of the Force Majeure Period and (C) a certificate of Borrower certifying that no such commercial contracts have been terminated or are reasonably likely to be terminated as a result of such Force Majeure Event.

(l)    Other Information. Such other information and data with respect to Borrower and its Subsidiaries as from time to time may be reasonably requested by Administrative Agent (including any Lender, through Administrative Agent).

Borrower acknowledges that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Borrower agrees to clearly designate all information provided to Administrative Agent and the Lenders by or on behalf of Borrower or any of its Affiliates that is suitable to make available to Public Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information with respect to Borrower, its Affiliates and their respective Securities.

The information required to be delivered pursuant to Section 5.1(a) (Quarterly Financial Statements), Section 5.1(b) (Annual Financial Statements) or Section 5.1(i) (Public Filings) may be delivered electronically and shall be deemed to have been so delivered on the date (i) on which Borrower posts such information, or provides a link thereto, on Borrower’s website on the Internet or at http://www.sec.gov; or (ii) on which such information is posted on Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and Administrative Agent have been granted access (whether a commercial, third party website or whether sponsored by Administrative Agent).

5.2    Existence. Borrower will at all times preserve and keep in full force and effect its existence and all rights and franchises, and Government Approvals it deems material to its business, except as otherwise permitted by this Agreement.

5.3    Payment of Taxes and Claims. Borrower will timely file all federal income Tax returns and all other material Tax returns, and remit or pay all material Taxes required to be remitted by it and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings, as long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor.

5.4    Maintenance of Properties. Except as would not reasonably be expected to cause a Material Adverse Effect, Borrower will maintain or cause to be maintained in working order ordinary wear and tear excepted, all properties used or useful in the business of Borrower.

5.5    Insurance. Borrower will maintain or cause to be maintained, with insurers believed to be financially sound and reputable, such insurance as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall name Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, which, for the avoidance of doubt, shall apply to those policies with respect to which the addition of the Collateral Agent as an additional insured is appropriate, which, as of the date hereof, are Borrower’s commercial general liability policies and operating property policies.

5.6    Books and Records; Inspections. Borrower will keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Borrower will permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Borrower, to inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with its officers, engineers and independent public accountants, all upon reasonable prior written notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, unless an Event of Default shall have occurred and be continuing, such visits and inspections shall be limited to once in each calendar year and shall be at the sole cost and expense of Administrative Agent or the applicable Lender(s) (except that Administrative Agent may make one such visit to Borrower’s Principal Office in each calendar year, the reasonable cost and expense thereof shall be borne by Borrower).

5.7    Compliance with Laws.

(a)    Borrower will comply with the requirements of all applicable Government Rules (including all Environmental Laws), noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Borrower and its Subsidiaries shall comply in all material respects with Anti-Terrorism and Money Laundering Laws and Sanctions Laws.

(c)    Borrower will not, and will procure that its Affiliates, directors and officers do not, directly or, to Borrower’s Knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Joint Venture partner or other Person:

(i)    in violation of any Anti-Terrorism and Money Laundering Laws, Anti-Corruption Laws or Sanctions Laws, to the extent applicable;

(ii)    to fund any activities or business of or with any Person, or in any country, territory or region, that, at the time of such funding, is, or whose government is, the target of Sanctions; or

(iii)    in any other manner that would result in a violation of any Anti-Terrorism and Money Laundering Laws, Anti-Corruption Laws or Sanctions, by any Person (including any Person participating in the Loans, whether as Lender, Administrative Agent, Collateral Agent or otherwise).

5.8    Environmental.

(a)    Environmental Disclosure. Borrower will deliver to Administrative Agent (and Administrative Agent shall deliver to the Lenders):

(i)    as soon as reasonably practicable following receipt thereof, copies of all written environmental audits, assessments, investigations, analyses and reports prepared by any independent consultants (excluding, for clarity, legal counsel) with respect to any (A) significant environmental matters at or related to any property owned or occupied by Borrower or any of its Subsidiaries that, in any such case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (B) Environmental Claims against Borrower that, in any such case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(ii)    as soon as reasonably practicable following the occurrence thereof, written notice describing in reasonable detail (A) any Release that would reasonably be expected to have a Material Adverse Effect, (B) any violation of applicable Environmental Laws that would reasonably be expected to have a Material Adverse Effect and (C) any remedial action relating to any of the foregoing that would reasonably be expected to have a Material Adverse Effect;

(iii)    as soon as reasonably practicable following the sending or receipt thereof by Borrower, a copy of any and all material written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and (B) any Release by Borrower that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, in each case that are from or to any Governmental Authority or third party bringing such Environmental Claim or alleging such Release;

(iv)    reasonably prompt written notice describing in reasonable detail any proposed acquisition of stock, assets or property by Borrower that would reasonably be expected to expose Borrower to, or result in, Environmental Claims that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

(v)    with reasonable promptness, such other material documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.8(a).

(b)    Obligation to Cure. Etc. Borrower shall promptly take any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by Borrower that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (ii) address any Release that if not investigated and/or remediated would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) make any appropriate response to any Environmental Claim against it where the failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9    Subsidiaries. In the event that any Person becomes a direct Subsidiary of Borrower (other than any Excluded Subsidiary) after the Closing Date, Borrower shall take, or shall cause such Subsidiary to take, all of the actions referred to in Section 3.1(l) (Perfection of Security) necessary to grant and to perfect a first priority Lien (subject to Permitted Liens) in favor of Collateral Agent, for the benefit of the Credit Agreement Secured Parties, under the Pledge and Security Agreement in 100% of the Equity Interests of such Subsidiary to the extent such Equity Interests are required to be so pledged pursuant to the Pledge and Security Agreement, and such Subsidiary shall become a Pledged Entity. With respect to each such direct Subsidiary that is required to become a Pledged Entity, Borrower shall as soon as practicable and in any event no later than 15 days after such Person becomes a Subsidiary send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower and (ii) all of the data required to be set forth in Schedule 4.1 and Schedule 4.2 with respect to all Pledged Entities, and such written notice shall be deemed to supplement Schedule 4.1 and Schedule 4.2 for all purposes hereof.

5.10    Further Assurances. At any time or from time to time upon the request of Administrative Agent or Collateral Agent, without duplication of Section 5.1(j) (Information Regarding Collateral) and Section 5.1(l) (Other Information), Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents (including UCC financing statements and UCC continuation statements) and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Financing Documents and to ensure the validity, enforceability and legality of this Agreement or any other Financing Document and the rights of the Credit Agreement Secured Parties and Collateral Agent hereunder or thereunder. In furtherance and not in limitation of the foregoing, Borrower shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations (other than contingent indemnification obligations with respect to which no claim has been made) are secured by substantially all of the assets of Borrower (other than the Excluded Assets) and that the Liens on the Collateral are duly perfected in accordance with all applicable Government Rules for the purposes of perfecting the first priority Lien (subject only to Permitted Liens) created, or purported to be created, in favor of Collateral Agent or the Credit Agreement Secured Parties under this Agreement or any other Financing Documents.

5.11    Use of Proceeds. Borrower shall use the proceeds of the Borrowings solely for purposes permitted in this Agreement.

5.12    TL Proceeds Account. Prior to any Borrowing the proceeds of which are to be held by Borrower until application in accordance with Section 2.3(a) or (b), Borrower shall have opened one or more deposit and/or securities accounts (together, the “TL Proceeds Account”), the purpose of which shall be to hold the proceeds of each such Borrowing until the application thereof, and shall have entered into a Control Agreement in form and substance reasonably satisfactory to Administrative Agent with respect thereto. Borrower shall cause the proceeds of each Borrowing which are to be held by Borrower until application in accordance with Section 2.3(a) or (b) to be deposited into, and held in, the TL Proceeds Account until the application thereof.

SECTION 6.    NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as the Commitments have not been terminated and until the Discharge of Obligations (other than contingent indemnification obligations with respect to which no claim is outstanding), Borrower shall perform all covenants in this Section 6.

6.1    Indebtedness. Borrower shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)    the Loans and all other Obligations under this Agreement and the other Financing Documents and any Permitted Term Loan Refinancing Indebtedness;

(b)    Indebtedness existing under the Revolving Credit Agreement (for the avoidance of doubt, as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, renewed, replaced or refinanced); provided that such Indebtedness shall not exceed an aggregate amount that is the greater of (x) $2,000,000,000 and (y) 5.0% of Consolidated Net Tangible Assets measured as of the time the commitments for such Indebtedness are incurred;

(c)    purchase money Indebtedness or Finance Lease obligations to the extent incurred in the ordinary course of business, Indebtedness with respect to acquired Real Estate Assets and licensing of intellectual property; provided that (i) if such obligations are secured, they are secured only by Liens upon the equipment, Real Estate Asset or intellectual property being financed and (ii) the aggregate principal amount and the capitalized portion of such obligations (for the avoidance of doubt, calculated with reference to the amount appearing on the balance sheet of Borrower) does not at any time exceed $30,000,000 outstanding in the aggregate;

(d)    (i) Indebtedness that is mandatorily convertible into Common Equity of Borrower and (ii) Indebtedness that is unsecured; provided that, in each case, (x) after giving effect to the incurrence of such Indebtedness, no Event of Default shall exist and be continuing, and (y) the Interest Coverage Ratio for the four Fiscal Quarter period ending on the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter in which such Indebtedness is incurred (calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness as if such Indebtedness was incurred on the first day of such four Fiscal Quarter period) is not less than 2.00:1.00;

(e)    trade or other similar Indebtedness incurred in the ordinary course of business, which is (i) not more than 90 days past due, or (ii) being contested in good faith and by appropriate proceedings;

(f)    Indebtedness outstanding on the date hereof, including Indebtedness listed in Schedule 6.1 (other than the Indebtedness described in clause (b) above) and extensions, renewals, refinancings and replacements of any such Indebtedness that (i) do not increase the outstanding principal amount thereof, other than by an amount not to exceed unpaid accrued or capitalized interest and premiums thereon (including tender premiums), underwriting discounts, original issue discount, defeasance costs, fees (including upfront fees), commissions and expenses and (ii) are on terms equivalent or less favorable (from the perspective of the lender or holder thereof) to those of such existing Indebtedness with respect to collateral;

(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(h)    to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, performance guarantees and completion guarantees and similar obligations in an aggregate amount not to exceed $100,000,000;

(i)    to the extent constituting Indebtedness, obligations in respect of appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums and similar obligations;

(j)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(k)    unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(l)    Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with operations and business of Borrower in the ordinary course of business;

(m)    Subordinated Indebtedness between Borrower and any of its Subsidiaries; provided that all such Indebtedness shall be evidenced by an Intercompany Note;

(n)    Indebtedness in respect of Interest Rate Agreements and Currency Agreements, in each case, subject to Section 6.9 (Speculative Transactions);

(o)    guarantees by Borrower of the obligations of its Subsidiaries under Interest Rate Agreements, Currency Agreements and Commodity Hedge Agreements, in each case, subject to Section 6.9 (Speculative Transactions); and

(p)    any other Indebtedness of Borrower not to exceed $100,000,000, in the aggregate at any time outstanding.

With respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of Equity Interests and the accretion of original issue discount or liquidation preference shall also be permitted hereunder after the date of such incurrence.

6.2    Liens. Borrower shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of Borrower, whether now owned or hereafter acquired or licensed, except:

(a)    Liens in favor of Collateral Agent for the benefit of the Credit Agreement Secured Parties granted pursuant to any Financing Document;

(b)    Liens securing Indebtedness permitted to be incurred under Section 6.1(b) (Indebtedness), so long as such Liens secure the Loans on a pari passu basis without preference or priority;

(c)    Liens securing (i) Indebtedness with respect to Interest Rate Agreements and Currency Agreements (and guarantees of Interest Rate Agreements, Currency Agreements and Commodity Hedge Agreements) permitted to be entered into pursuant to Section 6.9 (Speculative Transactions); (ii) Finance Leases and purchase money liens on property purchased securing Indebtedness described in Section 6.1(c) (Indebtedness), provided that, in the case of this clause (ii), any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness; and (iii) Indebtedness with respect to Real Estate Assets acquired as permitted under this Agreement; provided that, in the case of this clause (iii), any such Lien shall encumber only the Real Estate Asset acquired with the proceeds of such Indebtedness;

(d)    Liens in existence on the date hereof, including those listed in Schedule 6.2;

(e)    statutory Liens or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 90 days or if more than 90 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(f)    pledges or deposits of cash or letters of credit to secure the performance of bids, trade contracts (other than for borrowed money), government contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and return of money bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business;

(g)    easements, rights of way, encroachments and other similar encumbrances affecting real property which are incurred in the ordinary course of business and encumbrances consisting of zoning or other rights reserved to or vested in any governmental office or agency, licenses, restrictions on the use of property or encumbrances, defects or imperfections in title which do not materially impair such property for the purpose for which Borrower’s interest therein was acquired or materially interfere with the operation of Borrower’s business;

(h)    possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of investments; provided that such Liens (i) attach only to such investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such investments and not any obligation in connection with margin financing or otherwise;

(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)    Liens created in the ordinary course of business on deposits to secure liability for premiums to insurance carriers or securing insurance premium financing arrangements, arising in connection with conditional sale, title retention, consignment or similar arrangements for the sale of goods or securing letters of credit issued in the ordinary course of business;

(k)    Mechanics’ Liens, Liens of lessors and sublessors, other common law Liens and similar Liens incurred in the ordinary course of business for sums which secure amounts not overdue for a period of more than 90 days or if more than 90 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(l)    legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(m)    Liens arising out of judgments or awards not constituting an Event of Default so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible);

(n)    Liens for workers’ compensation awards and similar obligations not then delinquent and any such Liens, whether or not delinquent, whose validity is at the time being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(o)    the replacement, extension or renewal of any Lien permitted by this Section 6.2; provided that such Lien is on the same assets originally subject thereto and arises out of the extension, renewal, refinancing or replacement of the Indebtedness secured thereby (without any increase in the amount thereof except to the extent permitted herein);

(p)    Liens solely on any cash earnest money deposits made by Borrower in connection with any letter of intent or purchase agreement permitted hereunder;

(q)    Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(r)    non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Borrower in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Borrower;

(s)    non-consensual statutory Liens and rights of setoff of financial institutions over deposit accounts held at such financial institutions to the extent such Liens or rights of setoff secure or allow setoff against amounts owing for fees and expenses relating to the applicable deposit account;

(t)    Liens not otherwise permitted by this Section 6.2 securing Indebtedness in an aggregate amount not to exceed $100,000,000 at any time outstanding; and

(u)    Liens securing Permitted Term Loan Refinancing Indebtedness, so long as such Liens secure the Loans on a pari passu basis without preference or priority;

provided that no reference herein to Liens permitted hereunder (including Permitted Liens), including any statement or provision as to the acceptability of any Liens (including Permitted Liens), shall in any way constitute or be construed as to provide for a subordination of any rights of the Agents, the Lenders or other Credit Agreement Secured Parties hereunder or arising under any of the other Financing Documents in favor of such Liens.

With respect to any Lien securing Indebtedness that was permitted to secure Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of Equity Interests and the accretion of original issue discount or liquidation preference.

6.3    No Further Negative Pledge. Borrower shall not enter into any agreement that, by its terms, prohibits the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations, except with respect to: (a) specific property encumbered to secure payment of particular Indebtedness, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements to the extent permitted hereunder (provided that, such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, Joint Venture agreements or similar agreements, as the case may be), (c) any restrictions imposed by any agreement relating to Liens securing Indebtedness permitted by this Agreement, to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (d) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under this Agreement pending the consummation of such sale, transfer lease or other dispositions, (e) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (f) restrictions identified on Schedule 6.3 and (g) restrictions imposed by Government Rule.

6.4    Investments. Borrower shall not, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)     Investments in Cash and Cash Equivalents;

(b)    equity Investments owned as of the Closing Date in any Subsidiary or any other Person;

(c)    intercompany loans made by Borrower in compliance with Section 6.8 (Conduct of Business); provided that all such intercompany loans shall be evidenced by an Intercompany Note;

(d)    the making of CCH Equity Contributions;

(e)    subject to Section 6.9 (Speculative Transactions), Interest Rate Agreements (and guarantees thereof), Currency Agreements (and guarantees thereof) and guarantees of Commodity Hedge Agreements, in each case, that constitute Investments; and

(f)    to the extent not otherwise permitted by clauses (a) through (e) above, any Investment in any Permitted Business.

6.5    Financial Covenant.

(a)    At any time a Covenant Testing Period has commenced and is continuing, Borrower shall not, as of the end of any Fiscal Quarter, permit the Leverage Ratio to exceed 5.75:1.00.

(b)    Beginning with the first full Fiscal Quarter ended after the Project Completion Date,

(i)    Borrower shall not permit the Historical Debt Service Coverage Ratio as of the end of any Fiscal Quarter to be less than 1.15 to 1.00.

(ii)    Borrower shall not permit the Projected Debt Service Coverage Ratio as of the end of any Fiscal Quarter to be less than 1.15 to 1.00.

For purposes of clause (a) and (b) above, if in effect at the end of any Fiscal Quarter and at the time of delivery of the Compliance Certificate corresponding thereto that is required to be delivered pursuant to Section 5.1(c) (Compliance Certificate), each covenant shall be tested upon delivery of such Compliance Certificate; provided that in the event Borrower has breached such covenant, such breach shall be deemed to have occurred as of the last day of the Fiscal Quarter with respect to which the Compliance Certificate corresponded.

6.6    Fundamental Changes. Borrower shall not consolidate or merge with or into any other Person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of Borrower and its Subsidiaries, taken as a whole, to any other Person unless:

(a)    either: (i) Borrower is the surviving Person; or (ii) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any State thereof or the District of Columbia;

(b)    the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes the due and punctual payment of all the Obligations (including principal, interest and fees) and the performance of every covenant of this Agreement and the other Financing Documents on the part of Borrower to be performed or observed; and

(c)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

6.7    Transactions with Affiliates. Borrower shall not, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are materially less favorable in the aggregate to Borrower than Borrower would obtain in a comparable agreement with independent parties acting at arm’s length; provided that the foregoing restriction shall not apply to (a) any indemnity provided to and any reasonable and customary fees paid to members of the board of directors of Borrower; (b) (i) compensation, benefits and indemnification arrangements for officers and other employees of Borrower entered into in the ordinary course of business, and (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity-based plans and the granting and stockholder rights of registration rights approved by the board of directors of Borrower; (c) transactions in effect on the Closing Date, including the transactions contemplated by the CCH ECA; (d) Subordinated Indebtedness permitted by Section 6.1(m) (Indebtedness); (f) the entering into of any tax sharing agreement or similar arrangement; or (g) any transaction between Borrower and a wholly owned Subsidiary of Borrower, so long as Borrower has determined in good faith that such transaction is in its commercial interest.

For purposes of this Section 6.7, for so long as (i) Borrower retains, directly or indirectly, ownership of 100% of the CQP IDRs, (ii) Borrower, directly or indirectly, holds and controls legally and beneficially on a fully diluted basis at least 80% of the economic and voting rights associated with ownership of all outstanding Equity Interests of all classes of Equity Interests of CQH, (iii) Borrower, directly or indirectly, owns and controls legally and beneficially on a fully diluted basis 100% of the voting rights associated with ownership of all outstanding Equity Interests of all classes of Equity Interests of CQP GP (and CQP GP remains the general partner of CQP), and (iv) CQH does not dispose of any of the limited partnership interests of CQP held by CQH on the Closing Date, CQP and CQH shall be considered wholly owned Subsidiaries of Borrower.

6.8    Conduct of Business. From and after the Closing Date, Borrower shall not engage in any business other than any Permitted Business.

6.9    Speculative Transactions. Borrower shall not engage in any transaction, or enter into any guarantee in respect of any transaction, involving any Interest Rate Agreement or any transaction involving commodity swaps, options or futures contracts or any similar transactions or currency hedging other than (a) Currency Agreements to hedge general and administrative expenses and other direct expenses of Borrower and Interest Rate Agreements, in each case, that are entered into by Borrower for bona fide interest rate or exchange rate (as applicable) hedging purposes and not for speculative purposes and (b) guarantees of any Interest Rate Agreement, Currency Agreement or Commodity Hedge Agreement entered into by any Subsidiaries, in each case, that (i) are entered into for bona fide hedging purposes and not for speculative purposes and (ii) are in an aggregate amount not to exceed $100,000,000.

6.10    Restricted Payments. Borrower shall not make or agree to make, directly or indirectly, any Restricted Payments unless each of the following conditions set forth below have been satisfied:

(a)    no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(b)    at the time of such Restricted Payment, on a pro forma basis, the Leverage Ratio does not exceed 5.75:1.00;

(c)    at the time of such Restricted Payment, the sum of (i) the RCF Aggregate Availability plus (ii) Borrower’s Unrestricted Cash is no less than the Outstanding CCH ECA Obligation determined at such time; provided that the Outstanding CCH ECA Obligation shall be reduced by the stated amount of any letter of credit issued under the Revolving Credit Agreement to fund CCH Equity Contributions (provided, further, that, for the avoidance of doubt, the RCF Aggregate Availability shall with respect to each such letter of credit be reduced by the amount of L/C Obligations (as defined in the Revolving Credit Agreement) with respect to such letter of credit);

(d)    if a non-recurring Restricted Payment is to be made by Borrower with the proceeds of a Major Asset Sale or Leveraged Recapitalization, the Loans are rated by at least one Ratings Agency (or, if the Loans are not rated by any Ratings Agencies, at least one Ratings Agency has assigned a rating to the corporate family of Borrower and its Subsidiaries) and the applicable Rating Decline Period has expired with no Rating Decline having occurred; and

(e)    Administrative Agent shall have received a Restricted Payment Certificate, duly executed by a Financial Officer, confirming that each of the conditions set forth in Sections 6.10(a), 6.10(b), 6.10(c) and 6.10(d) has been satisfied.

6.11    CCH HoldCo II Indebtedness. Borrower shall not permit CCH HoldCo II to create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)    prior to the prepayment or repayment in full of all outstanding obligations under the EIG NPA, Indebtedness outstanding under the EIG NPA;

(b)    trade or other similar Indebtedness incurred in the ordinary course of business, which is (i) not more than 90 days past due, or (ii) being contested in good faith and by appropriate proceedings;

(c)    to the extent constituting Indebtedness, Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within ten Business Days of its incurrence;

(d)     Subordinated Indebtedness between CCH HoldCo II and any of its Affiliates; and

(e)    to the extent constituting Indebtedness, the endorsement of negotiable instruments received in the normal course of business.

6.12    Margin Regulations. Borrower shall not use any portion of the proceeds of any Borrowing to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Borrower shall not use the proceeds of any Borrowing in a manner that would reasonably be expected to violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

SECTION 7.    EVENTS OF DEFAULT

7.1    Events of Default. If any one or more of the following conditions or events shall occur:

(a)    Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; unless (x) such failure is caused by an administrative or technical error and (y) payment is made within three Business Days of its due date; or (ii) any interest on any Loan or any fee or any other amount due hereunder within three Business Days after the date due;

(b)    Default in Other Agreements or Instruments. (i) A failure of Borrower to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more other items of Indebtedness (other than Indebtedness referred to in Section 7.1(a) (Failure to Make Payments When Due)) in the individual or aggregate principal amounts in excess of $50,000,000 beyond the grace period, if any, provided therefor; (ii) a breach or default by Borrower with respect to any other term of one or more items of Indebtedness of Borrower or any agreement relating thereto in the individual or aggregate principal amounts in excess of $50,000,000 beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redemption) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) (A) a failure of any Cross-Acceleration Party to pay when due (x) any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness of such Cross-Acceleration Party in the individual or aggregate principal amounts in excess of $250,000,000, or (B) a breach or default by any Cross-Acceleration Party with respect to any other term of one or more items of Indebtedness of such Cross-Acceleration Party or any agreement relating thereto in the individual or aggregate principal amounts in excess of $250,000,000, in the case of each of subclauses (A) and (B), if the effect of such default is to cause that applicable Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity; or

(c)    Breach of Certain Covenants. Failure of Borrower to perform or comply with any term or condition contained applicable to it in Section 2.3 (Use of Proceeds), Section 5.2 (Existence), Section 5.11 (Use of Proceeds) or Section 6 (Negative Covenants);

(d)    Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by Borrower in any Financing Document or in any statement or certificate at any time given by Borrower in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made, unless, if such misstatement (and the effect thereof) is capable of being cured, Borrower cures such misstatement (and any effect thereof) within 30 days of becoming aware thereof (or if such incorrect representation or warranty is not susceptible to cure within 30 days, and Borrower is proceeding with diligence and in good faith to cure such default, and such default is susceptible to cure, such 30-day period shall be extended as may be necessary to cure such default, with such extended period not to exceed 60 days in the aggregate (inclusive of the original 30-day period)); or

(e)    Other Defaults Under Financing Documents. Borrower shall default in the performance of or compliance with any term contained herein or any of the other Financing Documents other than any such term referred to in any other clause of this Section 7.1 and such default shall not have been remedied, cured or waived within 30 days after the earlier of (i) an officer of Borrower becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default provided, that if such failure is not capable of remedy within such 30-day period, such 30-day period shall be extended to a total period of 90 days so long as (A) such default is subject to cure, (B) Borrower is diligently pursuing a cure and (C) such additional cure period could not reasonably be expected to result in a Material Adverse Effect; or

(f)    Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower in an involuntary case or proceeding under any Debtor Relief Laws, or any receiver, sequestrator, trustee, conservator, liquidator or other custodian or other officer having similar powers over Borrower or over all or a substantial part of its property shall be appointed, or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower and any such event described in this clause (i) shall remain undismissed or unstayed for 60 days; or (ii) a case or proceeding shall be commenced against Borrower without the consent or acquiescence of such party seeking relief under any Debtor Relief Laws or seeking the appointment of a receiver, sequestrator, trustee, conservator, liquidator or other custodian or other officer having similar powers over Borrower or over all or a substantial part of its property, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged; or (iii) any analogous step or procedure is taken under the laws of any jurisdiction in respect of Borrower; or

(g)    Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Borrower shall have an order for relief entered with respect to it or shall commence a voluntary case or proceeding under any Debtor Relief Laws, or shall consent to the entry of an order for relief in an involuntary case or proceeding, or to the conversion of an involuntary case to a voluntary case or proceeding, under any such law, or shall seek or consent to or acquiesce in the appointment of or taking possession by a receiver, trustee, conservator, liquidator or other custodian for all or a substantial part of its property; or Borrower shall make any assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors; or (ii) Borrower shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or (iii) the board of directors (or similar governing body) of Borrower (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(f) (Involuntary Bankruptcy; Appointment of Receiver, Etc.); or (iv) any analogous step or procedure is taken under the laws of any jurisdiction in respect of Borrower; or

(h)    Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in excess of $50,000,000 (to the extent not adequately covered by insurance as to which a Solvent and un-Affiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its assets and shall remain unpaid, undischarged, unvacated, unbonded or unstayed for a period of 90 days; or

(i)    Dissolution. Any order, judgment or decree shall be entered against Borrower decreeing the dissolution or split up of Borrower and such order shall remain undischarged or unstayed for a period in excess of 30 days or any analogous step or procedure is taken under the laws of any applicable jurisdiction; or

(j)    Change of Control. A Change of Control shall occur; or

(k)    Security Documents and other Financing Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the Discharge of Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in the Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document; provided, in each case, that such event results in the invalidation of any Lien in a material portion of the Collateral; (ii) Borrower shall contest the validity or enforceability of any Financing Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Financing Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Security Documents; or (iii) the Loans shall cease to constitute first priority Indebtedness (subject to Permitted Liens); or

(l)    Employee Benefit Plans. There shall occur one or more ERISA Events which, individually or in the aggregate, results in or would reasonably be expected to result in a Material Adverse Effect;

THEN, (1) upon the occurrence of any Event of Default described in Section 7.1(f) (Involuntary Bankruptcy; Appointment of Receiver, Etc.) or 7.1(g) (Voluntary Bankruptcy; Appointment of Receiver, Etc.), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Commitments, if any, shall immediately terminate; (B) the unpaid principal amount of and accrued interest and premium, if any, on the Loans, and all other Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower; and (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to the Security Documents.

SECTION 8.    AGENTS

8.1    Appointment of Agent. Société Générale is hereby appointed Administrative Agent hereunder and under the other Financing Documents and each Lender hereby authorizes Société Générale to act as Administrative Agent in accordance with the terms hereof and the other Financing Documents, and Société Générale hereby accepts such appointment. Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Financing Documents, as applicable. The provisions of this Section 8 are solely for the benefit of the Agents and Lenders and Borrower shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. Notwithstanding anything to the contrary herein, none of the Joint Lead Arrangers, in their capacity as such, shall have any duties, responsibilities or obligations under this Agreement or any other Financing Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Joint Lead Arrangers, in such capacity, but each Joint Lead Arranger, in such capacity, shall be entitled to all benefits of this Section 8. Each of the Joint Lead Arrangers, and any Agent described in clause (d) of the definition thereof appointed to serve in a similar capacity may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

8.2    Powers and Duties. Each Lender irrevocably authorizes each Agent (a) to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Financing Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto and (b) to enter into all of the Security Documents together with such other documents as shall be necessary to give effect to the Collateral contemplated by the Security

Documents, on its behalf. For the avoidance of doubt, each Lender agrees to be bound by the terms of the Intercreditor Agreement to the same extent as if it were a party thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Financing Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Financing Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Financing Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Financing Documents except as expressly set forth herein or therein.

8.3    General Immunity.

(a)    No Responsibility for Certain Matters.

(i)    No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Financing Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of Borrower to any Agent or any Lender in connection with the Financing Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrower or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Financing Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.

(ii)    No Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(b)    Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Financing Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Financing Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5 (Amendments and Waivers)) or, in the case of Collateral Agent, in accordance with the applicable Security Documents or Intercreditor Agreement, and upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be) or, in the case of Collateral Agent, in accordance with the applicable Security Documents or Intercreditor Agreement, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Financing Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5 (Amendments and Waivers)). Without limiting the generality of the foregoing, no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Financing Document or applicable law; and no Agent shall, except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. Each Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower or a Lender.

(c)    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Financing Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8.3 and of Section 8.6 (Right to Indemnity) shall apply to any Affiliates of Administrative Agent or Collateral Agent (as applicable) and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent (as applicable).

8.4    Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any of Borrower’s Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

8.5    Lenders’ Representations, Warranties and Acknowledgment.

(a)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower in connection with Borrowings hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)    Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement and funding its Loan on a Borrowing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or such Borrowing Date, as applicable.

(c)    Notwithstanding anything herein to the contrary, each Lender acknowledges that the Lien and security interest granted to Collateral Agent pursuant to the Pledge and Security Agreement and each other applicable Security Document and the exercise of any right or remedy by Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement and that in the event of any conflict between the terms of the Intercreditor Agreement and such other Security Document, the terms of the Intercreditor Agreement shall govern and control.

8.6    Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Financing Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Financing Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

8.7    Successor Administrative Agent.

(a)    Administrative Agent may resign from the performance of all its functions and duties hereunder and under the other Financing Documents at any time by giving thirty days’ prior written notice to Borrower and the Lenders. Administrative Agent may be removed at any time (i) by the Requisite Lenders (x) for such Person’s gross negligence or willful misconduct or (y) if such Person is a Defaulting Lender pursuant to clause (d) of the definition thereof, to the extent permitted by applicable Government Rule or (ii) by Borrower, with the consent of the Requisite Lenders, for such Person’s gross negligence or willful misconduct. In the event Société Générale is no longer Administrative Agent, any successor Administrative Agent may be removed at any time with cause by the Requisite Lenders. Any such resignation or removal shall take effect upon the appointment of a successor Administrative Agent, in accordance with this Section 8.7.

(b)    Upon any notice of resignation by Administrative Agent or upon the removal of Administrative Agent by the Requisite Lenders, or by Borrower with the approval of the Requisite Lenders pursuant to Section 8.7(a), the Requisite Lenders shall appoint a successor Administrative Agent, hereunder and under each other Financing Document to which Administrative Agent is a party, which successor Administrative Agent shall (i) be a commercial bank having a combined capital and surplus of at least one billion Dollars ($1,000,000,000) and (ii) not be a Disqualified Institution; provided that, if no Default or Event of Default shall then be continuing, appointment of a successor Administrative Agent shall also be acceptable to Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.

(c)    If no successor Administrative Agent has been appointed by the Requisite Lenders within thirty days after the date such notice of resignation was given by such resigning Administrative Agent, or the Requisite Lenders elected to remove such Person, any Credit Agreement Secured Party may petition any court of competent jurisdiction for the appointment of a successor Administrative Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor Administrative Agent, who shall serve as Administrative Agent hereunder and under each other Financing Document to which it is a party until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent, as provided above.

(d)    Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring (or removed) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Documents. After the retirement or removal of Administrative Agent hereunder and under the other Financing Documents, the provisions of this Section 8 and Section 9.3 (Indemnity) shall continue in effect for the benefit of such retiring (or removed) Person, its sub-agents and their respective Agent Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Person was acting in its capacity as Administrative Agent.

8.8    Security Documents.

(a)    Agents under Security Documents. Each Credit Agreement Secured Party hereby further authorizes Administrative Agent to (or to authorize the Collateral Agent to, as applicable), on behalf of and for the benefit of the Credit Agreement Secured Parties, (i) be the agent for and representative of the Credit Agreement Secured Parties with respect to the Collateral and the Security Documents, to enter into the Security Documents on behalf of the Credit Agreement Secured Parties, and to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent and to Collateral Agent, respectively, by the terms of this Agreement, the Collateral Agency Appointment Agreement and the other Security Documents, together with such powers and discretion as are reasonably incidental thereto, (ii) enter into the Intercreditor Agreement and (iii) acknowledge its consent, as may be necessary under each applicable jurisdiction, to the granting of the first priority Lien (subject to Permitted Liens) pursuant to each of the Security Documents; provided that Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of First Lien Obligations other than the Obligations. Subject to the provisions of the Intercreditor Agreement and Section 9.5 (Amendments and Waivers), without further written consent or authorization from any Credit Agreement Secured Party, Administrative Agent may (or may authorize the Collateral Agent to, as applicable) execute any documents or instruments necessary to, in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5 (Amendments and Waivers)) have otherwise consented. Without limiting the foregoing, each Credit Agreement Secured Party hereby agrees to provide such cooperation and assistance as may be reasonably requested by Administrative Agent or Collateral Agent to facilitate and effect actions taken or intended to be taken by Administrative Agent or Collateral Agent, as applicable, including execution and delivery of notices, instruments and other documents as are reasonably deemed necessary by Administrative Agent or Collateral Agent to effect such actions, and joining in any action, motion or proceeding initiated by Collateral Agent (at the instruction of Administrative Agent) for such purposes.

(b)    Right to Realize on Collateral. Anything contained in any of the Financing Documents to the contrary notwithstanding, Borrower, and subject at all times to the provisions of the Intercreditor Agreement, Administrative Agent and each Credit Agreement Secured Party, hereby agree that (i) no Credit Agreement Secured Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Financing Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof; provided that, notwithstanding the foregoing, (A) in any proceeding under Debtor Relief Laws, any Credit Agreement Secured Party may file a proof of claim or statement of interest with respect to the Obligations owed to the Credit Agreement Secured Parties; (B) any Credit Agreement Secured Party may take any action to preserve or protect the validity and enforceability of the Liens granted in favor of Secured Parties, provided that no such action is, or could reasonably be expected to be, (x) adverse, in any material respect, to the Liens granted in favor of the Secured Parties or the rights of Collateral Agent, Administrative Agent or any other

Secured Parties to exercise remedies in respect thereof or (y) otherwise inconsistent with the terms of this Agreement and the Security Documents and (C) any Credit Agreement Secured Party may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of such Credit Agreement Secured Party, including any claims secured by the Collateral, in each case, to the extent not inconsistent with the terms of this Agreement and the Security Documents; (ii) subject at all times to the provisions of the Intercreditor Agreement, Administrative Agent shall be entitled to instruct Collateral Agent to and Collateral Agent (at the instruction of Administrative Agent) shall be entitled, for the benefit of the Credit Agreement Secured Parties, to sell, transfer or otherwise dispose of or deal with any Collateral as provided in this Agreement and in the Security Documents; and (iii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(A)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(A)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Administrative Agent at the instruction of the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)    [Reserved].

(d)    Release of Collateral; Termination of Financing Documents. Notwithstanding anything to the contrary contained herein or any other Financing Document, subject to the provisions of the Intercreditor Agreement, upon the occurrence of the Discharge of Obligations, upon request of Borrower, Administrative Agent and Collateral Agent (as applicable) shall take such actions (or shall direct Collateral Agent to take such actions) as shall be required to release its security interest in all Collateral.

(e)    Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by or on behalf of Borrower in connection therewith, nor shall Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

8.9    Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 8.9.

8.10    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to Borrower, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent, including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.8 (Fees), 9.2 (Expenses) and 9.3 (Indemnity) allowed in such judicial proceeding; and

(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.8 (Fees), 9.2 (Expenses) and 9.3 (Indemnity). To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.8 (Fees), 9.2 (Expenses) and 9.3 (Indemnity) hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

8.11    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Employee Benefit Plans in connection with the Loans or the Commitments;

(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Code Section 4975, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower, that none of Administrative Agent, the Collateral Agent, the Joint Lead Arrangers or their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Financing Document or any documents related to hereto or thereto).

SECTION 9.    MISCELLANEOUS.

9.1    Notices.

(a)    Notices Generally. Any notice or other communication herein required or permitted to be given to Borrower, Collateral Agent or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Financing Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in Section 3.3 (Notices) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by facsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that no notice to any Agent shall be effective until received by such Agent; provided, further, that any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 8.3(c) (Delegation of Duties) hereto as designated by Administrative Agent from time to time.

(b)    Electronic Communications.

(i)    Notices and other communications to the Agents and each Lender hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Section 2 (Loans) if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)    Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)    The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)    Borrower, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)    Administrative Agent shall give prompt notice to each Lender of receipt of each notice or request required or permitted to be given to Administrative Agent by Borrower pursuant to the terms of this Agreement or any other Financing Document (unless concurrently delivered to the Lenders by Borrower).

(vi)    Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)    Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrower, its Affiliates or their respective Securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Financing Documents.

9.2    Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the costs of furnishing all opinions by counsel for Borrower required to be delivered by this Agreement; (b) the actual, reasonable and documented fees and expenses of advisors to the Agents (including legal fees, expenses and disbursements of Norton Rose Fulbright US LLP, one local counsel to Agents in each jurisdiction in which security over property of Borrower has or will be granted in connection with the Financing Documents; provided that in the event of an actual or potential conflict of interest, the affected Agents shall be entitled to reimbursement of the actual, reasonable and documented fees, expenses and disbursements of one additional counsel) in connection with the negotiation, preparation, execution and administration of the Financing Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (c) all the actual, reasonable and documented out-of-pocket costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Credit Agreement Secured Parties, including filing and recording fees, expenses and taxes (including stamp or documentary taxes) and search fees; (d) all the actual, reasonable documented out-of-pocket costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers reasonably engaged by Administrative Agent; (e) all the actual, reasonable and documented out-of-pocket costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual, reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Financing Documents and any consents, amendments, waivers or other modifications thereto; and (g) after the occurrence and during the continuance of a Default or an Event of Default, all actual, documented and reasonable out-of-pocket costs and expenses, including the reasonable fees and out-of-pocket expenses of one counsel and, to the extent applicable, any other local counsel reasonably necessary, incurred by any Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from Borrower hereunder or under the other Financing Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that in the event of an actual or potential conflict of interest, the affected Agents and Lenders shall be entitled to reimbursement of the actual, reasonable and documented fees, expenses and disbursements of one additional counsel. This Section 9.2 shall not apply with respect to Taxes that are imposed with respect to payments to or for the account of any Agent or any Lender under any Financing Document which are covered by Section 2.17 (Taxes; Withholding, Etc.) or that are specifically excluded from the scope of Section 2.17 (Taxes; Withholding, Etc.).

9.3    Indemnity.

(a)    In addition to the payment of expenses pursuant to Section 9.2 (Expenses), whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and each of their and their Affiliates’ respective officers, partners, members, directors, trustees, advisors, employees, attorneys, agents, sub-agents, affiliates, administrators, managers, representatives and controlling Persons (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that Borrower shall not have any obligation to any

Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from such Indemnitee’s gross negligence or willful misconduct, or material breach of such Indemnitee’s express obligations hereunder, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. If for any reason the foregoing indemnification is unavailable to any Indemnitee, or insufficient to hold it harmless, then Borrower will contribute to the amount paid or payable by such Indemnitee, as applicable, as a result of such Indemnified Liability in such proportion as is appropriate to reflect the relative economic interests of (i) Borrower and its Affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Indemnitee on the other hand with respect to the transactions under the Financing Documents, as well as the relative fault of (x) Borrower and its Affiliates, shareholders, partners, members or other equity holders and (y) such Indemnitee with respect to such Indemnified Liability. The reimbursement, indemnity and contribution obligations of Borrower under this Section 9.3 will be in addition to any liability which Borrower may otherwise have, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Borrower, the Indemnitees, any such Affiliate and any such Person. Notwithstanding the foregoing, Borrower shall not be required to indemnify any indemnified party for losses, claims, damages or liabilities arising solely out of disputes as between the indemnified parties that are not based on any act or omission of Borrower or any of its subsidiaries or affiliates, excluding any disputes against any Joint Lead Arranger, Collateral Agent or Administrative Agent or any similar role under this Agreement, acting in such capacity.

(b)    To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against each Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Other than with respect the obligations of Borrower pursuant to Section 9.3(a), to the extent permitted by applicable law, no Lender or Agent shall assert, and each Lender and Agent hereby waives, any claim against Borrower and its Affiliates, officers, partners, members, directors, trustees, advisors employees, attorneys, agents, sub-agents or controlling Persons, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and no Lender and Agent hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)    Borrower also agrees that no Indemnitee will have any liability, based on its or their exclusive or contributory negligence or otherwise, to Borrower (or its Affiliates) or any Person asserting claims on behalf of or in right of Borrower (or its Affiliates) or any other Person in connection with or as a result of this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except to the extent that any losses, claims, damages, liabilities or expenses incurred by Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or material breach of its express obligations under the Financing Documents by, such Indemnitee in performing its obligations under this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Indemnitee have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnitee’s activities related to this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein. Notwithstanding the foregoing, Borrower shall not be required to indemnify any Indemnitee for any Indemnified Liabilities arising solely out of disputes as between the Indemnitees that are not based on any act or omission of Borrower or any of its Subsidiaries or Affiliates, excluding any disputes against any Agent acting in such capacity.

(d)    Promptly after receipt by any Lender or Agent of notice of its involvement in any action, proceeding or investigation, such Lender or Agent will, if a claim for indemnification in respect thereof is to be made against Borrower under this Section 9.3, notify Borrower in writing of such involvement. Failure by any Lender or Agent to so notify Borrower will not relieve Borrower from the obligation to indemnify the Indemnitees under this Section 9.3 except to the extent that Borrower suffers actual prejudice as a result of such failure, and will not relieve Borrower from its obligation to provide reimbursement and contribution to such Lenders or Agents.

This Section 9.3 shall not apply with respect to Taxes other than any Taxes that represent Indemnified Liabilities arising from any non-Tax claim.

9.4    Set Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to such Lender hereunder and under the other Financing Documents, including all claims of any nature or description arising out of or connected hereto or with any other Financing Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 (Loans) and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.14 (Ratable Sharing) and 2.19 (Defaulting Lenders) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 9.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Failure of any Lender to give notice of any such setoff and application to Administrative Agent shall not affect the validity of such setoff and application.

9.5    Amendments and Waivers.

(a)    Requisite Lenders’ Consent. Subject to the additional requirements of Sections 9.5(b) (Affected Lenders’ Consent) and 9.5(c) (Other Consents), no amendment, modification, termination or waiver of any provision of the Financing Documents, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Financing Document (i) to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment, (ii) to enter into additional or supplemental Security Documents, (iii) to make any change that would provide any additional rights or benefits to the Lenders, (iv) to make, complete or confirm any grant of Collateral permitted or required by any of the Security Documents, including to secure any Indebtedness that is permitted under Section 6.1 (Indebtedness) that may be secured by a Permitted Lien on the Collateral, or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Security Documents, (v) to revise any schedule to reflect any change in notice information, (vi) to revise the name of the Collateral Agent on any UCC financing statement or other Security Document as may be necessary to reflect the replacement of the Collateral Agent or (vii) to amend this Agreement or the other Financing Documents in order to effectuate the last paragraph of “Adjusted LIBO Rate”.

(b)    Affected Lenders’ Consent. No amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)    extend any Commitment or the scheduled final maturity date of any Loan or Note without the written consent of the Lender holding such Commitment, Loan or Note;

provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an extension of a Commitment or a final maturity date;

(ii)    waive, reduce or postpone repayment (but not voluntary prepayment or mandatory prepayment, which shall be governed by Section 9.5(a) (Requisite Lenders’ Consent)) of any Loan beyond its maturity date without the written consent of the Lender holding such Loan;

(iii)    reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7 (Default Interest)), any premium or any fee payable to a Lender under this Agreement or any other Financing Document without the written consent of the Lender to which such interest, premium or fee is payable hereunder;

(iv)    extend the time for payment of any interest, fees or premium payable to a Lender under this Agreement or any other Financing Document (but not voluntary prepayment or mandatory prepayment, which shall be governed by Section 9.5(a) (Requisite Lenders’ Consent)) without the written consent of the Lender to which such interest, fee or premium is payable (it being understood that the waiver of any mandatory prepayment shall not constitute an extension of any time for payment of interest or fees unless expressly agreed in such waiver);

(v)    reduce the principal amount of any Loan without the written consent of the Lender to which such Loan is payable;

(vi)    amend, modify, terminate or waive any provision of this Section 9.5(b), Section 9.5(c) (Other Consents) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required, without the written consent of all Lenders;

(vii)    amend the definition of “Requisite Lenders”, “Loan Exposure”, “Pro Rata Share” or “Pro Rata Funding Share” without the written consent of all Lenders;

(viii)    amend the provisions of Section 2.8 (Fees), Section 2.12 (Application of Prepayments), Section 2.13(c) (General Provisions Regarding Payments), Section 2.13(d) (General Provisions Regarding Payments), Section 2.13(g) (General Provisions Regarding Payments), Section 2.14 (Ratable Sharing), clause (x) of the proviso in Section 9.4 (Set Off), Section 4.1 (Recoveries) of the Collateral Agency Appointment Agreement or Section 2.01 (Priority of Claims) of the Intercreditor Agreement, in each case, in a manner that would by its terms alter the pro rata sharing of payments required thereby without the consent of each Lender adversely affected thereby;

(ix)    release all or substantially all of the Collateral except as expressly provided in the Financing Documents and except in connection with a “credit bid” undertaken by Collateral Agent at the direction of the Requisite Lenders pursuant to section 363(k), section 1129(b)(2)(A)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Financing Documents (in which case only the consent of the Requisite Lenders will be needed for such release), without the written consent of all Lenders; or

(x)    consent to the assignment or transfer by Borrower of any of its rights and obligations under any Financing Document, without the written consent of all Lenders;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vi), (vii) and (ix).

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender materially and more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(c)    Other Consents. No amendment, modification, termination or waiver of any provision of the Financing Documents, or consent to any departure by Borrower therefrom, shall:

(i)    increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender; or

(ii)    amend, modify, terminate or waive any provision of the Financing Documents as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent, as applicable.

(d)    Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower.

9.6    Successors and Assigns; Participations.

(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Lenders. Neither Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrower without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any benefit, legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof. The entries in the Register shall be conclusive absent manifest error. No assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 9.6(d) (Mechanics). Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)    Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i)    to any Person meeting the criteria of clause (a) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent, provided that, in the case of any assignment of Commitments pursuant to this clause (i), the assignee shall have the Required Rating; and

(ii)    to any Person meeting the criteria of clause (b) of the definition of the term of “Eligible Assignee” (or not satisfying the Required Ratings requirement in clause (i) above) upon giving of notice to Borrower and Administrative Agent and consented to by each of Borrower and Administrative Agent (each such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, required at any time an Event of Default pursuant to Section 7.1(a) (Failure to Make Payments When Due), Section 7.1(f) (Involuntary Bankruptcy; Appointment of Receiver, Etc.) or Section 7.1(g) (Voluntary Bankruptcy; Appointment of Receiver, Etc.) shall have occurred and then be continuing); provided, further, that (A) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten Business Days after having received notice thereof and

(B) each such assignment pursuant to this Section 9.6 shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Commitments and Loans of the assigning Lender) with respect to the assignment of the Commitments and Loans.

(d)    Mechanics

(i)    Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to withholding tax matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(c) (Status of Lenders), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(ii)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Funding Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Funding Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it will not provide any information (other than customary administrative information) obtained by it in its capacity as a Lender to Borrower or any Affiliate of Borrower.

(f)    Effect of Assignment. Subject to the terms and conditions of this Section 9.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder and under the other Financing Documents to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 9.8 (Survival of Representations, Warranties and Agreements)) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that anything contained in any of the Financing Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)    Participations.

(i)    Each Lender shall have the right at any time to sell one or more participations without restriction to any Person (other than Borrower, any of its Subsidiaries or any of their respective Affiliates, any natural Person or any Disqualified Institution) in all or any part of its Commitments, Loans, or any other Obligation. Each Lender that sells a participation pursuant to this Section 9.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to the Commitments, Loans and other Obligations (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under any Financing Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under United States Treasury Regulations Section 5f.103-1(c) and Proposed Section 1.163-5(b) (or, in each case, any amended or successor version). Unless otherwise required by the U.S. Internal Revenue Service (“IRS”), any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable participation for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)    The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, or (C) release all or substantially all of the Collateral under the Security Documents (except as expressly provided in the Financing Documents) supporting the Loans hereunder in which such participant is participating.

(iii)    Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15(c) (Compensation for Breakage or Non-Commencement of Interest Periods), 2.16 (Increased Costs; Capital Adequacy) and 2.17 (Taxes; Withholding, Etc.) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section 9.6; provided that (x) a participant shall not be entitled to receive any greater payment under Section 2.16 (Increased Costs; Capital Adequacy) or 2.17 (Taxes; Withholding, Etc.) than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, (A) except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation or (B) unless the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld, conditioned or delayed), (y) a participant shall not be entitled to the benefits of Section 2.17 (Taxes; Withholding, Etc.) unless such participant agrees, for the benefit of Borrower, to comply with Section 2.17 (Taxes; Withholding, Etc.) and provide all forms required by Section 2.17(c) (Status of Lenders) as though it were a Lender (it being understood that the forms required by Section 2.17(c) (Status of Lenders) shall be delivered to the participating Lender) and (z) a participant agrees to be subject to the provisions of Sections 2.18 (Obligation to Mitigate) and 2.20 (Removal or Replacement of a Lender) as if it were an assignee under paragraph (c) of this Section; provided, further, that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.4 (Set-Off) as though it were a Lender, provided such participant agrees to be subject to Section 2.14 (Ratable Sharing) as though it were a Lender.

(h)    Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 9.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or other central bank; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i)    Disqualified Institutions.

(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (i)(i) shall not be void, but the other provisions of this clause (i) shall apply.

(ii)    If any assignment or participation is made to any Disqualified Institution without Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of Borrower owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by Borrower, Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to any Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Financing Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Debtor Relief Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)    Administrative Agent shall have the right, and Borrower hereby expressly authorizes Administrative Agent, to (A) post the list of Disqualified Institutions provided by Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

9.7    Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. Any determination regarding whether or not a Default or Event of Default has occurred or is existing or continuing under this Agreement or any other Financing Document shall be made by Borrower and the Requisite Lenders (or Administrative Agent) to the extent such Default or Event of Default, if it had occurred, would be waivable by the Requisite Lenders pursuant to Section 9.5 (Amendments and Waivers) hereof. The Lenders shall act collectively through Administrative Agent with respect to all such determinations; provided that the Requisite Lenders may direct Administrative Agent with respect to any such determination; provided, further, that the foregoing shall not in any manner prohibit any Lender from communicating with any other Lender or with Administrative Agent regarding any such actual or claimed Event of Default, Default, default, event or condition, what action Borrower has taken, is taking, or proposes to take with respect thereto, the terms and conditions of any amendment or waiver with respect to such Default or Event of Default or any other matter relating to Borrower or any Financing Document.

9.8    Survival of Representations, Warranties and Agreements.

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Borrowing. Notwithstanding anything herein or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.15(c) (Compensation for Breakage or Non-Commencement of Interest Periods), 2.16 (Increased Costs; Capital Adequacy), 2.17 (Taxes; Withholding, Etc.), 9.2 (Expenses), 9.3 (Indemnity), 9.4 (Set-Off), 9.7 (Independence of Covenants) and 9.23 (No Fiduciary Duty) and the agreements of Lenders set forth in Sections 2.14 (Ratable Sharing), 8.3(b) (Exculpatory Provisions) and 8.6 (Right to Indemnity) shall survive the payment of the Loans and the termination hereof.

9.9    No Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Financing Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Financing Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

9.10    Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11    Severability.

In case any provision in or obligation hereunder or under any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. Without limiting the foregoing provisions of this Section 9.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.12    Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Financing Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and (subject to the provisions hereof) enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.13    Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.14    APPLICABLE LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

9.15    CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER FINANCING DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 (NOTICES); (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) IN THE CASE OF BORROWER ONLY, AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT. BORROWER, FOR ITSELF AND ITS AFFILIATES, AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

9.16    WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER FINANCING DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER FINANCING DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.17    Confidentiality.

Each Agent and each Lender shall hold all non-public information regarding Borrower and its Subsidiaries and Affiliates and their respective businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender and each Agent may make (a) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, representatives, administrators, managers, legal counsel, independent auditors, insurers and other experts, agents, trustees and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.17) who need to know such information and on a confidential basis, (b) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein, by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations under the Loans or any potential providers of credit protection, in each case, who are advised of the confidential nature of such information, (c) disclosure to any rating agency on a confidential basis; provided that such information is supplied to such rating agency after consultation with Administrative Agent, (d) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (e) disclosures in connection with the exercise of any remedies hereunder or under any other Financing Document or any action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder, (f) disclosures to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such Person, (g) disclosures received by a Person on a non-confidential basis from a source (other than the disclosing party or any of its affiliates, advisors, members, directors, employees, agents or other representatives) not known by such Person to be prohibited from disclosing such information to such Person by a legal, contractual or fiduciary obligation, (h) disclosures to the extent that such information was already in the disclosing party’s possession or is independently developed by the disclosing party, (i) with respect to the Joint Lead Arrangers only, disclosures for purposes of establishing a “due diligence” defense, (j) disclosures to market data collectors and similar services providers in the lending industry, and service providers to Administrative Agent, the Joint Lead Arrangers and the Lenders in connection with the administration and management of the Loans, (k) disclosures required or requested by any court, administrative or governmental agency, body, committee or representative thereof or pursuant to applicable law or legal, administrative or judicial process, or pursuant to a subpoena or order issued by a court of competent jurisdiction, in which case such Person agrees to inform Borrower promptly thereof to the extent permitted by applicable law, (l) disclosures upon the request or demand of any regulatory or quasi-regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) purporting to have jurisdiction over such Person or any of its Affiliates, (m) disclosures to any other party hereto or to Collateral Agent in its capacity as such, (n) disclosures subject to an agreement containing provisions substantially the same as (or more stringent than) those set forth in this Section 9.17 and (o) disclosures with the consent of Borrower. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all Persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

9.18    Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged by any Lender with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate applicable to such Lender. If the rate of interest (determined without regard to the preceding sentence) under this Agreement charged by any Lender at any time exceeds the Highest Lawful Rate applicable to such Lender, the outstanding amount of the Loans held by such Lender made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due thereunder equals the amount of interest which would have been due thereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made thereunder are repaid in full the total interest due thereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due thereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid to such Lender and the amount of interest which would have been paid to such Lender if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate applicable to such Lender, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder to such Lender or be refunded to Borrower.

9.19    Effectiveness; Counterparts.

This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of an original executed counterpart of this Agreement.

9.20    Entire Agreement.

This Agreement and the other Financing Documents with respect to fees payable to Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract and understanding among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

9.21    PATRIOT Act.

Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act and, if applicable, the

Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the PATRIOT Act and, if applicable, the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Lender and Agent.

9.22    Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as an original executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state, provincial or territorial laws based on the Uniform Electronic Transactions Act.

9.23    No Fiduciary Duty.

Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), are full service financial institutions engaged, either directly or through their respective affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, each Lender and funds or other entities in which the Lenders invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, any Lender may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of Borrower and/or any of its Affiliates, as well as of Borrower and/or other Persons which (a) may be involved in transactions arising from or relating to the Financing Documents or (b) have other relationships with Borrower or its Affiliates. In addition, any Lender may provide investment banking, commercial banking, underwriting and financial advisory services to such other Persons. The transactions contemplated by the Financing Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 9.23, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor, and may have economic interests that conflict with those of Borrower, its equity holders and/or its Affiliates. Although any Lender in the course of such other activities and relationships may acquire information about the Financing Documents and transactions contemplated thereby or other Persons which may be the subject of the Financing Documents, none of the Lenders shall have any obligation to disclose such information, or the fact that such Lender is in possession of such information, Borrower or to use such information on

Borrower’s behalf. Borrower acknowledges and agrees that nothing in the Financing Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and Borrower, its equity holders or its Affiliates, on the other. Borrower acknowledges and agrees that (i) each Lender will act under the Financing Documents as an independent contractor, (ii) the transactions contemplated by the Financing Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and Borrower, on the other, and (iii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower, its equity holders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise Borrower, its equity holders or its Affiliates on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Financing Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of Borrower, or any of its management, equity holders, Affiliates, creditors or any other Person. Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that Borrower, its equity holders and its Affiliates are each responsible for making their own independent judgments with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto. In addition, any Lender may employ the services of its Affiliates in providing services hereunder and may exchange with such Affiliates information concerning Borrower or its equity holders or its Affiliates and other companies that may be the subject of the transactions contemplated by the Financing Documents, and such Lender Affiliates will be entitled to the benefits afforded to such Lender hereunder. Consistent with each Lender’s policies to hold in confidence the affairs of its customers, each Lender will not furnish confidential information obtained from Borrower by virtue of the transactions contemplated by the Financing Documents to any of its other customers. Furthermore, Borrower acknowledges that none of the Lenders or any of their respective Affiliates has an obligation to use in connection with the transactions contemplated by the Financing Documents, or to furnish to Borrower, confidential information obtained or that may be obtained by them from any other Person.

Each of the Lenders or their respective Affiliates are, or may at any time be, a counterparty (in such capacities, the “Derivative Counterparties”) to Borrower and/or any of its Subsidiaries with respect to one or more agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by to Borrower (collectively, the “Derivatives”). Borrower acknowledges and agrees for itself and its Subsidiaries that each Derivative Counterparty (a) will be acting for its own account as principal in connection with the Derivatives, (b) will be under no obligation or duty as a result of such Lender’s or its respective Affiliates’ role in connection with the transactions contemplated by the Financing Documents or otherwise to take any action or refrain from taking any action, or exercising any rights or remedies, that such Derivative Counterparty may be entitled to take or exercise in respect of the applicable Derivatives and (c) may manage its exposure to the Derivatives without regard to such Lenders’ or its respective Affiliates’ role hereunder.

9.24    Authorization of Filing of Financing Statements.

Collateral Agent is hereby authorized to file one or more financing statements (including fixture filings), continuation statements, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by Borrower pursuant to the Security Documents, without the signature of Borrower, and naming Borrower as debtor and Collateral Agent as secured party. Borrower authorizes Collateral Agent to use the collateral description “all assets,” “all personal property, whether now existing or hereafter acquired,” “all of the debtor’s assets, whether now owned or hereafter acquired” or words of similar effect in any such financing statements filed or other filings for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted hereunder by Borrower. Notwithstanding the foregoing the Collateral Agent has no obligation to file any financing statement.

9.25    Electronic Execution of Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, the other Financing Documents and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

CHENIERE ENERGY, INC., as Borrower

By:	/s/ Zach Davis
Name: Zach Davis
Title: Senior Vice President, Finance

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

SOCIÉTÉ GÉNÉRALE, as Administrative Agent

By:	/s/ Ellen Turkel
Name: Ellen Turkel
Title: Director

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ronald E. McKaig
Name: Ronald E. McKaig
Title: Managing Director

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

By:	/s/ Farhad Merali
Name: Farhad Merali
Title: Executive Director and Authorized Signatory

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Jie Hu
Name: Jie Hu
Title: Executive Vice President

By:	/s/ Xuejun (Andrew) Mao
Name: Xuejun (Andrew) Mao
Title: Deputy General Manager

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Deborah Kross
Name: Deborah Kross
Title: Managing Director

By:	/s/ Kenneth Ricciardi
Name: Kenneth Ricciardi
Title: Director

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Nupur Kumar
Name: Nupur Kumar
Title: Authorized Signatory

By:	/s/ Christopher Zybrick
Name: Christopher Zybrick
Title: Authorized Signatory

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sean Toole
Name: Sean Toole
Title: Director

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

ING CAPITAL LLC, as a Lender and Joint Lead Arranger

By:	/s/ Subha Pasumarti
Name: Subha Pasumarti
Title: Managing Director

By:	/s/ Phoebe Nguyen Thu Phuong
Name: Phoebe Nguyen Thu Phuong
Title: Vice President

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Arina Mavilian
Name: Arina Mavilian
Title: Authorized Signatory

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

MIZUHO BANK, LTD., as a Lender and Joint Lead Arranger

By:	/s/ Junji Hasegawa
Name: Junji Hasegawa
Title: Managing Director

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Julie Lilienfeld
Name: Julie Lilienfeld
Title: Authorized Signatory

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

MUFG BANK, LTD., as a Lender and Joint Lead Arranger

By:	/s/ Chip Lecois
Name: Chip Lecois
Title: Managing Director

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

NATIONAL AUSTRALIA BANK LIMITED, as a Lender

By:	/s/ Richard Johnston
Name: Richard Johnston
Title: Director

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

NATIXIS, NEW YORK BRANCH, as a Lender and Joint Lead Arranger

By:	/s/ Jarrett C. Price
Name: Jarrett C. Price
Title: Director

By:	/s/ Amit Roy
Name: Amit Roy
Title: Executive Director

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

ROYAL BANK OF CANADA, as a Lender and Joint Lead Arranger

By:	/s/ Jason S. York
Name: Jason S. York
Title: Authorized Signatory

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

SANTANDER BANK N.A., as a Lender and Joint Lead Arranger

By:	/s/ Pablo Urgoiti
Name: Pablo Urgoiti
Title: Head of Global Debt Finance

By:	/s/ Nuno Andrade
Name: Nuno Andrade
Title: Managing Director

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

SOCIÉTÉ GÉNÉRALE, as a Lender and Joint Lead Arranger

By:	/s/ Roberto S. Simon
Name: Roberto S. Simon
Title: Managing Director

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Very truly yours,

SUMITOMO MITSUI BANKING CORPORATION, as a Lender and Joint Lead Arranger

By:	/s/ Michael Maguire
Name: Michael Maguire
Title: Managing Director

[Signature Page to Credit Agreement (Cheniere Energy, Inc. Term Facility)]